                                                                       EXHIBIT 2

                                                                  EXECUTION COPY
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                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                          ROWE FURNITURE CORPORATION,
                             A NEVADA CORPORATION,

                             THE MITCHELL GOLD CO.,
                         A NORTH CAROLINA CORPORATION,

                                MITCHELL S. GOLD

                                      AND

                            ROBERT T. WILLIAMS, JR.



                            DATED SEPTEMBER 25, 1998


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


                               TABLE OF CONTENTS

LIST OF STOCKHOLDERS' SCHEDULES................................................. iv

LIST OF PURCHASER'S SCHEDULES................................................... iv

LIST OF EXHIBITS................................................................. v

ARTICLE I
        PURCHASE AND SALE OF SHARES.............................................. 1
        1.01.  General........................................................... 1
        1.02.  Purchase Price.................................................... 2
        1.03.  Components of Purchase Price...................................... 2
        1.04.  Determination and Payment of Interim Earn-Out
                Amount and Long Term Earn-Out Amount............................. 3
        1.05.  Reports Binding; Objections; Arbitration.......................... 5
        1.06.  Stockholders' Agent............................................... 6

ARTICLE II
        REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS........................... 7
        2.01.  Power and Authority............................................... 7
        2.02.  Corporate Existence; Qualification; No Subsidiaries............... 7
        2.03   Capitalization of the Company..................................... 7
        2.04   Title to Shares................................................... 8
        2.05   No Violations or Conflicts from Execution, Delivery
                or Performance of this Agreement................................. 8
        2.06   No Governmental Consents Required................................. 8
        2.07   Compliance with Law............................................... 9
        2.08   Financial Statements and Financial Condition...................... 9
        2.09.  Absence of Undisclosed Liabilities............................... 10
        2.10   Absence of Certain Changes....................................... 10
        2.11.  Defaults......................................................... 11
        2.12.  Taxes............................................................ 11
        2.13.  Facility and IRB................................................. 13
        2.14.  Real and Personal Property--Owned or Leased...................... 13
        2.15.  Trademarks, Trade Names, Assumed Names and
                Other Intellectual Property..................................... 14
        2.16   Indebtedness..................................................... 15
        2.17   Contracts........................................................ 15
        2.18.  Litigation....................................................... 16
        2.19.  Factoring........................................................ 16
        2.20.  Insurance........................................................ 16
        2.21   Status........................................................... 17

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
        2.22.  Officers and Directors; Employment and Contractor Relationships.. 17
        2.23.  Employee Benefits................................................ 17
        2.24.  Labor Relations.................................................. 20
        2.25.  Environmental Condition of the Facility and Properties........... 20
        2.26.  Year 2000 Compliant.............................................. 21
        2.27.  Products Liability............................................... 21
        2.28.  No Government Contract........................................... 21
        2.29   Significant Customers and Suppliers.............................. 21
        2.30.  Brokers.......................................................... 21
        2.31.  Related Persons.................................................. 22
        2.32.  Bank Accounts.................................................... 22
        2.33   Books and Records................................................ 22
        2.34.  Criminal Practices............................................... 22
        2.35.  Convertible Debentures........................................... 22
        2.36   Schedules and Exhibits........................................... 24
        2.37.  Disclosure....................................................... 24

ARTICLE III
        REPRESENTATIONS AND WARRANTIES OF PURCHASER............................. 24
        3.01.  Power and Authority.............................................. 24
        3.02.  Corporate Existence.............................................. 25
        3.03   No Violations or Conflicts from Execution, Delivery or
                Performance of this Agreement................................... 25
        3.04   No Governmental Consents Required................................ 25
        3.05   SEC Reports...................................................... 25
        3.06.  Investment Representation........................................ 25
        3.07.  Conversion Shares - Valid Issuance............................... 25
        3.08.  Disclosure....................................................... 26
        3.09.  Securities Law Representations................................... 26
        3.10   Brokerage........................................................ 26

ARTICLE IV
        CERTAIN OTHER AGREEMENTS................................................ 26
        4.01.  Operation of Company's Business Between Signing and Closing...... 26
        4.02.  Mutual Covenants................................................. 27
        4.03.  Access........................................................... 28
        4.04.  No Negotiations.................................................. 28
        4.05.  Expenses......................................................... 28
        4.06.  Publicity........................................................ 28
        4.07.  Employment Agreements; Non-Competition and
                Non-Disclosure Agreements....................................... 28
        4.08.  Grant of Stock Options........................................... 29
        4.09.  Key Man Insurance................................................ 29
        4.10.  Transfer of Facility; Assumption of IRB; and Related Matters..... 29
        4.11.  Transfer of All Commercial Uses to the Name "Mitchell Gold"...... 29

        4.12.  Election of MG to the Board of Directors of Purchaser............ 30
        4.13.  Amendment to High Point Property Lease........................... 30
        4.14.  Registration Rights.............................................. 30

ARTICLE V
        CONDITIONS TO CLOSING................................................... 30
        5.01.  Purchaser's Conditions to Closing................................ 30
        5.02.  Stockholders' Conditions to Closing.............................. 31
        5.03.  Waiver; Termination.............................................. 32

ARTICLE VI
        CLOSING................................................................. 32
        6.01.  Place of Closing................................................. 32
        6.02.  Closing Date..................................................... 32
        6.03.  Deliveries at Closing by the Purchaser........................... 32
        6.04.  Deliveries at Closing by the Stockholders........................ 33

ARTICLE VII
        INDEMNIFICATION......................................................... 34
        7.01.  Indemnification by the Stockholders.............................. 34
        7.02.  Indemnification By Purchaser..................................... 34
        7.03   Certain Limitations.............................................. 34
        7.04.  Procedures for Claims and Satisfaction........................... 36
        7.05.  Certain Rules.................................................... 38

ARTICLE VIII
        REMEDIES; EFFECT OF TERMINATION......................................... 38
        8.01.  Specific Performance and Other Remedies.......................... 38
        8.02.  Effect of Termination............................................ 38

ARTICLE IX
        GENERAL PROVISIONS...................................................... 39
        9.01.  Survival......................................................... 39
        9.02   Notices.......................................................... 39
        9.03.  Burden and Benefit; Final Agreement.............................. 40
        9.04.  Modification and Waiver.......................................... 40
        9.05.  Governing Law; Forum............................................. 40
        9.06.  Counterparts..................................................... 41
        9.07   Exhibits and Schedules........................................... 41
        9.08.  Article and Section Headings..................................... 41
        9.09.  Execution of Additional Documents................................ 41
        9.10.  Knowledge........................................................ 41

                        LIST OF STOCKHOLDERS' SCHEDULES


Schedule 2.03  Shares Owned
Schedule 2.05  Documents Requiring Consent
Schedule 2.09  Undisclosed Liabilities
Schedule 2.10  Certain Changes
Schedule 2.11  Defaults
Schedule 2.12  Tax Matters
Schedule 2.13  Maturity Schedule for IRB
Schedule 2.14  Properties
Schedule 2.16  Indebtedness
Schedule 2.17  Contracts
Schedule 2.19  Factoring
Schedule 2.22  Compensation Matters
Schedule 2.23  Employee Benefits
Schedule 2.24  Labor Relations
Schedule 2.29  Customer Arrangements
Schedule 2.31  Related Persons
Schedule 2.32  Bank Accounts
Schedule 4.08A Stock Option Grants - Performance Based
Schedule 4.08B Stock Option Grants - Non-Performance Based



                         LIST OF PURCHASER'S SCHEDULES

                                     None

                               LIST OF EXHIBITS


Exhibit A      Ownership Percentage
Exhibit B      Convertible Debenture
Exhibit C      Average Annual Taxable Income
Exhibits D&E   Employment Agreements
Exhibit F      Stockholder Non-Competition Agreement
Exhibit G      Option Agreement - Performance Based Options
Exhibit H      Option Agreement - Non Performance Based Options
Exhibit I      Name Transfer Documents
Exhibit J      First Amendment of Lease Agreement
Exhibit K      Opinion of Silver, Freedman & Taff, L.L.P.
Exhibit L      Opinion of Smith Helms, Mulliss & Moore, L.L.P.

                            STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement (this "Agreement") is dated this 25th day of September, 1998, and is by and among ROWE FURNITURE CORPORATION (the "Purchaser"), a Nevada corporation or its assigns, THE MITCHELL GOLD CO. (the "Company"), a North Carolina corporation, MITCHELL S. GOLD ("MG"), an unmarried individual domiciled in the State of North Carolina, and ROBERT T. WILLIAMS, JR. ("RW"), an unmarried individual domiciled in the State of North Carolina. Any one of MG and RW may sometimes be referred to herein as a "Stockholder," and they shall sometimes hereinafter be collectively referred to as the "Stockholders."

                              W I T N E S S E T H:

     WHEREAS, the Stockholders own, in the aggregate, all of the issued and outstanding shares of the capital stock of Company, which class of capital stock and the shares thereof issued and outstanding shall sometimes hereinafter be referred to as the "Shares";

     WHEREAS, the Stockholders are desirous of selling all of the Shares to Purchaser upon the terms and conditions set forth in this Agreement;

     WHEREAS, the Company has agreed to become a party hereto as a material inducement to Purchaser to enter into this Agreement; and

     WHEREAS, each Stockholder has agreed to enter into a long-term employment agreement and a non-competition and nondisclosure agreement as a further inducement to Purchaser entering into this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, agreements and indemnification hereinafter contained, the parties hereto agree as follows:


                                   ARTICLE I
                          PURCHASE AND SALE OF SHARES

      1.01. General. Subject to the terms and conditions hereinafter set forth, and in reliance upon the representations, warranties, covenants, agreements and indemnifications contained in this Agreement, the Stockholders hereby agree to sell, assign, transfer, convey and deliver to Purchaser, and Purchaser hereby agrees to purchase, acquire and accept from the Stockholders, all of the Shares.

      1.02. Purchase Price. In exchange for the Shares, Purchaser shall pay a purchase price (the "Purchase Price") consisting of (i) an initial payment equal to Thirteen Million Dollars ($13,000,000.00) (the "Initial Payment"), (ii) an Interim Earn-Out Amount (as hereinafter defined), if earned, and (iii) the Long-Term Earn-Out Amount (as hereinafter defined), if earned. The Purchase Price shall be allocated to each Stockholder in proportion to his percentage ownership of the Shares ("Ownership Percentage") as set forth in the attached EXHIBIT A. Payment of the Purchase Price as and when any portion thereof is due and payable pursuant to the provisions of this Article I shall be made by wire transfer, in immediately available funds, or, if requested by a Stockholder, certified check, payable to each Stockholder based upon his Ownership Percentage subject in the case of subparts (ii) and (iii) hereof to any Indemnification Offset (as hereinafter defined) or reduction pursuant to Section 7.04(e)(i).

      1.03.    Components of Purchase Price.

          (a) Initial Payment. The Initial Payment shall be paid at Closing (as hereinafter defined); and shall consist of (i) a cash payment totaling Ten Million Dollars ($10,000,000.00) and (ii) the issuance of Convertible Debentures totaling in the aggregate Three Million Dollars ($3,000,000) (the "Convertible Debentures"). The Convertible Debentures will (i) bear interest at the rate of seven percent (7%) per annum, interest payable quarterly, (ii) provide for a maturity date of three years after Closing and (iii) be convertible at any time after the first anniversary of the Closing and prior to or on the maturity date, at the election of the holder, into shares of the common stock of Purchaser at the Conversion Price Per Share (as hereinafter defined). "Conversion Price Per Share" means the average closing price per share of Purchaser's common stock for the five trading days immediately prior to Closing. The Convertible Debenture shall be substantially in the form attached hereto as EXHIBIT B.

          (b) Interim Earn-Out Amount. If the average Annual Taxable Income (as hereinafter defined) for the two year period ending April 30, 2000 is equal to or greater than Two Million Six Hundred Thousand Dollars ($2,600,000.00), the Stockholders shall collectively earn additional Purchase Price in the aggregate amount of Five Million Dollars ($5,000,000.00) (the "Interim Earn-Out Amount"). "Annual Taxable Income" means the annual taxable income of the Company for financial reporting purposes before federal and state income taxes for an applicable 12 month period calculated on separate company, stand alone basis as if the Company was not part of Purchaser's consolidated group and utilizing the methodology set forth in the attached EXHIBIT C. The determination of average Annual Taxable Income for the two year period ending April 30, 2000 and the time for payment of the Interim Earn-Out Amount, if earned, shall be made in accordance with the provisions of Section 1.04(a) hereof subject to the dispute procedures set forth in Section 1.05 hereof.

          (c) Long Term Earn-Out Amount. The "Long Term Earn-Out Amount" means 4 multiplied by the excess, if any, of (i) the average Annual Taxable Income for the Four Year Earn-Out Period or Five Year Earn-Out Period (as such terms are hereinafter defined), whichever is applicable, over (ii) the Base Amount (as hereinafter defined); provided the Long Term Earn-Out Amount shall in no event exceed the Maximum Amount (as hereinafter defined).

Provided however, if the Base Amount is $2,167,000.00, then the multiplier shall be 3.8 instead of 4.


          The Long Term Earn-Out Amount will be based upon the Four Year Earn-Out Period unless the Stockholders unanimously elect the Five Year Earn-Out Period by written notice to Purchaser within fifteen business days after receipt by them pursuant to Section 1.04(b) hereof of the Four Year Earn-Out Period Report (as hereinafter defined). If the Long Term Earn-Out Amount is based upon the Four Year Earn-Out Period, the calculation of average Annual Taxable Income shall be based on (i) equal weighting to each annual period or (ii) 20% weighting to each of the first two years and 30% weighting to each of the third and fourth years, whichever produces the highest amount. If the Five Year Earn-Out Period is elected, average Annual Taxable Income will be calculated giving equal weighting to each year. By electing the Five Year Earn-Out Period for determining the Long Term Earn-Out Amount, the Stockholders will be specifically assuming the risk that the Long Term Earn-Out Amount for the Five Year Earn-Out Period may be less than the amount thereof for the Four Year Earn-Out Period and by making such election the Stockholders shall have no right to revert to or otherwise have the Long Term Earn-Out Amount based upon the Four Year Earn-Out Period. The determination of the average Annual Taxable Income for an applicable period, the Long Term Earn-Out Amount, if any, for such period, and the time for payment thereof, if earned, shall be made in accordance with the provisions of Section 1.04(b) hereof subject to the dispute procedures set forth in Section 1.05 hereof.

          The "Four Year Earn-Out Period" is the period commencing December 1, 1998 and ending November 30, 2002. The "Five Year Earn-Out Period" is the period commencing December 1, 1998 and ending November 30, 2003. "Base Amount" means Two Million One Hundred Sixty Seven Thousand Dollars ($2,167,000.00) if the Interim Earn-Out Amount is not earned or Three Million Five Hundred Ninety Six Thousand Dollars ($3,596,000.00) if the Interim Earn-Out Amount is earned. "Maximum Amount" means the difference between (i) Thirty Two Million Dollars ($32,000,000.00) and (ii) the Initial Payment and the Interim Earn-Out Amount, if earned. The Maximum Amount shall be calculated without regard to any Indemnification Offset or reduction under Section 7.04(e)(i) against the Interim Earn-Out Amount or the Long Term Earn-Out Amount.

      1.04. Determination and Payment of Interim Earn-Out Amount and Long Term Earn-Out Amount.

          (a) Interim Earn-Out Report. Not later than July 31, 2000, Purchaser shall provide to the Stockholders a written report prepared by Purchaser's outside auditors ( the "Interim Earn-Out Report") that sets forth the average Annual Taxable Income for the two year period ending April 30, 2000 calculated based upon the financial information of the Company to properly reflect the financial performance of the Company for each annual period (inclusive of the period from May 1, 1998 though the Closing) on a separate company, stand alone basis as if the Company was not part of the Purchaser's consolidated group and utilizing the methodology set forth in the attached EXHIBIT C, together with supporting detail (including work papers) with respect to such calculation. If the Interim Earn-Out Amount Report reflects average Annual Taxable Income in an amount equal to or greater than Two Million Six Hundred Thousand Dollars ($2,600,000.00), then Purchaser shall simultaneously with the delivery of the Interim Earn-Out Amount Report make payment to the Stockholders of the Interim Earn-Out Amount less any Indemnification Offset or reduction pursuant to Section 7.04(e)(i). Purchaser shall cause its chairman and its chief financial officer and a representative of its outside auditors to be reasonably available to discuss the Interim Earn-Out Amount Report with the Stockholders after its delivery if such Report reflects that the Interim Earn-Out Amount was not earned. Additionally, not later than July 31, 1999, Purchaser shall provide the Stockholders with a written report prepared by the Purchaser's outside auditors that sets forth the Annual Taxable Income for the 12 month period ended April 30, 1999 which will be used in calculating the average Annual Taxable Income for the two year period ending April 30, 2000.

          (b) Long Term Earn-Out Period Report. Within fifteen business days after receipt by Purchaser of its audited consolidated financial statements for the annual period ending November 30, 2002, but no later than March 15, 2003, Purchaser shall provide to the Stockholders a written report prepared by Purchaser's outside auditors (the "Four Year Earn-Out Period Report") that sets forth (i) the average Annual Taxable Income for such four year period calculated based upon (x) the financial information of the Company utilized by Purchaser in preparing its annual audited income statements for such periods as adjusted by other relevant financial information applicable to the Company to properly reflect Annual Taxable Income of the Company for each annual period on a separate company, stand alone basis consistent with the methodology set forth in the attached EXHIBIT C and (y) the annual weighting referred to in Section 1.03(c) hereof, and (ii) the Long Term Earn-Out Amount, if any, together with supporting detail (including work papers) with respect to such calculations.
If, within fifteen business days after delivery of the Four Year Earn-Out Period Report to the Stockholders, no unanimous written election is made by them to have the Long Term Earn-Out Amount based upon the Five Year Earn-Out Period, then within five business days after the expiration of the Objection Period (as hereinafter defined) if no objection is properly and timely made by the Stockholders' Agent (as hereinafter defined) within the Objection Period pursuant to Section 1.05(a) hereof, or, if an objection is properly and timely made by the Stockholders' Agent within the Objection Period pursuant to Section 1.05(a) hereof then within ten business days after the expiration of the Resolution Period (as hereinafter defined), Purchaser shall make payment to the Stockholders of the Long Term Earn-Out Amount, if any, reflected in the Four Year Earn-Out Period Report or the Agreed Upon Long Term Earn-Out Amount (as hereinafter defined), whichever is applicable, less any Indemnification Offset or reduction pursuant to Section 7.04(e)(i). If the Stockholders unanimously elect in writing within the fifteen business day period set forth above to have the Long Term Earn-Out Amount based upon the Five Year Earn-Out Period, then within fifteen business days after receipt by Purchaser of its audited consolidated financial statements for the annual period ending November 30, 2003, Purchaser shall provide to the Stockholders a written report prepared by Purchaser's outside auditors (the "Five Year Earn-Out Period Report") setting forth the same information described above to be included in the Four Year Earn-Out Period Report but relating to the Five Year Earn-Out Period, except equal weighting will apply to each annual period in the calculation of average Annual Taxable Income for such five year period. Within five business days after the expiration of the

Objection Period if no objection is properly and timely made by the Stockholders' Agent within the Objection Period pursuant to Section 1.05(a) hereof, or, if an objection is properly and timely made by the Stockholders' Agent within the Objection Period pursuant to Section 1.05(a) hereof then within ten business days after the expiration of the Resolution Period, Purchaser shall make payment to the Stockholders of the Long Term Earn-Out Amount, if any, reflected in the Five Year Earn-Out Period Report or the Agreed Upon Long Term Earn-Out Amount, whichever is applicable, less any Indemnification Offset or reduction pursuant to Section 7.02(e)(i). Purchaser shall cause chairman and its chief financial officer and a representative of its outside auditors to be reasonably available to discuss the Four Year Earn-Out Period Report or the Five Year Earn-Out Period Report, if applicable. Additionally, within fifteen business days after the receipt by Purchaser of its audited consolidated financial statements for each annual period ending November 30 of each year (commencing November 30, 1999), but no later than March 15 of the next following year, the Purchaser shall provide the Stockholders with a written report prepared by Purchaser's outside auditors of the Annual Taxable Income for the fiscal year ended on such November 30.

      1.05.    Reports Binding; Objections; Arbitration.

          (a) Reports Binding; Objections. Unless the Stockholders' Agent gives written notice to Purchaser detailing its good faith objection (an "Objection Notice") to one or more aspects of the Interim Earn-Out Report, the Four Year Earn-Out Period Report, or the Five Year Earn-Out Period Report, whichever is applicable, within thirty days after receipt by the Stockholders of such Report that would (i) in the case of an objection to the Interim Earn-Out Report result in the Interim Earn-Out Amount being earned or (ii) in the case of an objection to the Four Year Earn-Out Period Report or the Five Year Earn-Out Period Report, whichever is applicable, result in a larger Long Term Earn-Out Amount, such Report shall become binding in its entirety upon the parties at the end of such thirty day period (the "Objection Period"). It is agreed by the parties that aspects of a Report as to which an Objection Notice is not properly and timely given to the Purchaser shall become binding upon all the parties at the expiration of the Objection Period. If the Stockholders unanimously elect to have the Long Term Earn-Out Amount based upon the Five Year Earn-Out Period, then no objection may be made by the Stockholders' Agent relating to the Four Year Earn-Out Period Report after such election is made and if such election is made any prior Objection Notice by the Stockholders' Agent to such Report shall be deemed automatically rescinded without any further action to be taken by the parties hereto and shall be waived. If within thirty days after the expiration of the Objection Period, the Stockholders' Agent and the Purchaser reach written agreement to disputed aspects of the Interim Earn-Out Report that were contained in the Objection Notice to such Report that results in the Interim Earn-Out Amount being earned, then Purchaser shall, within five business days thereafter, make payment of the Interim Earn-Out Amount less any Indemnification Offset or reduction pursuant to Section 7.04(e)(i). If the Stockholders' Agent and the Purchaser are unable to reach written agreement relating to the matters set forth in the preceding sentence within the time period specified therein, then the disputed aspects of the Interim Earn-Out Report that were contained in the Objection Notice to such Report shall be submitted to arbitration as provided in
Section 1.05(b) below. If within thirty days after the expiration of the Objection Period (the "Resolution Period"), the Stockholders' Agent and the Purchaser reach written agreement as to disputed aspects of the Four Year Earn-Out Period Report or Five Year Earn-Out Period Report, whichever is applicable, that were contained in the Objection Notice to such Report, then the Long Term Earn-Out Amount shall be recalculated by Purchaser's outside auditors (the "Agreed Upon Long Term Earn-Out Amount") in written form based upon the resolution reached in such written agreement (the "Amended Long Term Earn-Out Period Report"). In such event, the Purchaser shall deliver the Amended Long Term Earn-Out Report and make payment of the Agreed Upon Long Term Earn-Out Amount to the Stockholders less any Indemnification Offset or reduction pursuant to Section 7.04(e)(i), in each case within ten business days after the expiration of the Resolution Period. Any disputed aspects of such Report that were contained in the Objection Notice that remain unresolved at the expiration of the Resolution Period shall be submitted to arbitration as provided in Section 1.05(b) below.

          (b) Arbitration. Arbitration shall be by a single arbitrator experienced in the matters at issue selected by the Shareholders' Agent and Purchaser in accordance with the then applicable Commercial Arbitration Rules of the American Arbitration Association (the "Rules"). The arbitration shall be held in such place in the metropolitan Washington, D.C. area as may be specified by the arbitrator (or any other place upon which Purchaser, the Shareholders' Agent and the arbitrator may agree), and shall be conducted in accordance with the Rules (regardless of any other choice of law provision in this Agreement). The Chairman of the Board of Purchaser and its Chief Financial Officer and the Stockholders shall attend the arbitration. The decision of the arbitrator shall be final and binding as to any matters submitted to arbitration; and, if necessary, any judgment upon the arbitrator's decision may be entered in any court of record having jurisdiction over the subject matter or over the party against whom the judgment is being enforced. The determination of which party (or combination of them) shall bear the costs and expenses of such arbitration proceeding shall be determined by the arbitrator. The arbitrator shall have the discretionary authority to award that all or part of the reasonable attorneys' fees of one party in connection with the arbitration shall be reimbursed by another party. The arbitrator shall not have authority to award punitive damages in any case. The parties also acknowledge that mediation may be mutually advantageous and appropriate prior to arbitration, and they agree to employ such methods prior to implementation of arbitration or legal proceeding. Such mediation shall be held in Charlotte, North Carolina and be attended by the Stockholders and the Chairman of the Board of Purchaser and its chief financial officer, together with such additional parties as the Stockholders or Purchaser may deem appropriate.

      1.06. Stockholders' Agent. The Stockholders hereby irrevocably appoint MG as their attorney-in-fact and agent (the "Stockholders' Agent") to act in their place and stead in connection with (a) all determinations to be made pursuant to Section 1.05 and (b) all actions, determinations, and decisions to be taken or made by the Stockholders as an Indemnified Party (as hereinafter defined) or as an Indemnifying Party (as hereinafter defined) under or pursuant to Article VII of this Agreement, which actions, determinations or decisions absent this appointment and the provisions of this Agreement would otherwise require the unanimous decision of the Stockholders. The appointment of the Stockholders' Agent herein is an integral part of the dispute resolution process being relied upon by the Purchaser as a basis for it entering into this Agreement, and therefore, such appointment is coupled with an interest. In the event that MG should die or otherwise be unable to serve as the Stockholders' Agent, then RW shall thereupon become the Stockholders' Agent. In the event of the death of or inability to serve of both of MG and RW, then J. Richard Hazlett, Esq. shall become the Stockholders' Agent. The Stockholders' Agent shall not have any liability to the Stockholders except for willful misconduct. All determinations made by the Stockholders' Agent shall be binding and conclusive upon the Stockholders. By executing and delivering this Agreement, MG hereby (i) accepts his appointment and authorization to act as the Stockholders' Agent as attorney-in-fact and agent for and on behalf of the Stockholders in accordance with the terms of this Agreement, and (ii) agrees to perform his obligations and duties as Stockholders' Agent under and in accordance with the terms of this Agreement.

                                  ARTICLE II
                 REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS

     Each of the Stockholders, severally, hereby represents and warrants to Purchaser as follows:

      2.01. Power and Authority. Each of the Company and Stockholder has full power, authority and legal capacity to execute and deliver this Agreement and perform its or his obligations herein. This Agreement when fully executed by the parties hereto will constitute the valid and legally binding obligation of Company and such Stockholder enforceable as to each of them in accordance with its terms, except as enforceability may be limited by laws relating to bankruptcy, insolvency, receivership, or other similar laws and the application of equitable principles. The execution, delivery and performance of this Agreement by Company have been duly authorized by all requisite corporate action of Company, and no other corporate action or approval is required. The Company has all requisite corporate power and authority to (i) own, license, and lease its assets and properties and (ii) carry on its business as presently and heretofore conducted.

      2.02. Corporate Existence; Qualification; No Subsidiaries. The Company is duly organized, validly existing and in good standing under the laws of the State of North Carolina. The Company is duly licensed, qualified or admitted to do business in, and is in good standing as a foreign corporation in, all jurisdictions in which the ownership, licensing or leasing of its assets or properties or the nature of its business makes such licenses, qualification or admission necessary except where such failure would not have a material adverse effect on the Company. The Company has no subsidiaries and, except for investments of cash in readily marketable securities made in the ordinary course of business holds no interest in any partnership, joint venture or other legal entity of any kind.

      2.03 Capitalization of the Company. The Company's authorized capital stock consists of 10,000 shares of common stock, with a par value of $10.00 per share, of which 20 shares are issued and outstanding and represent the Shares. The Shares are owned of record by the Stockholders and the number of Shares owned by each Stockholder is set forth in SCHEDULE 2.03. There are no options, warrants, subscriptions, puts, calls or other rights, commitments, undertakings or understandings to acquire, dispose of or restrict the transfer of, any capital stock or other securities of any kind or class of the Company except such restrictions as may be imposed by applicable federal or state securities laws. There are no rights, obligations or undertakings convertible into securities of any kind or class of the Company authorized or outstanding. All of the Shares are duly authorized, validly issued, fully paid and non-assessable, were issued in compliance in all material respects with all applicable laws, and were not issued in violation of the preemptive right of any holder of any securities of the Company.

      2.04 Title to Shares. The Stockholders own all of the Shares, free and clear of any and all claims, liens, restrictions, pledges, charges, options, security interests, encumbrances or other rights of third parties, including any imposed by law, subject to restrictions imposed by applicable federal or state securities laws which restrictions do not adversely affect the ability of the Stockholders to deliver good and valid title to the Shares to the Purchaser. At Closing the Stockholders shall deliver good and valid title to the Shares free and clear of any and all claims, liens, restrictions, pledges, charges, options, security interests, encumbrances or rights of third parties, including any imposed by law subject to restrictions imposed by applicable federal or state securities laws which restrictions do not adversely affect the ability of the Stockholders to deliver good and valid title to the Shares to the Purchaser.

      2.05 No Violations or Conflicts from Execution, Delivery or Performance of this Agreement. Except for the consents shown on SCHEDULE 2.05 that the Company or the Stockholders will obtain prior to Closing without any cost to the Purchaser or any material cost to the Company, the execution, delivery and performance of this Agreement by the Company and the Stockholders does not, and the consummation of the transactions contemplated hereby will not, require consent under, conflict with or result in any violation, breach or termination of, or default or loss of a benefit under, or permit the acceleration of any obligation under, or result in the creation of any lien, charge or encumbrance on any property or assets of the Company under (a) the Articles of Incorporation or Bylaws of the Company, (b) any note, agreement, indenture, mortgage, deed of trust, lease, license or other instrument or obligation to which the Company or any of the Stockholders is a party, (c) any judgment, order, decree, ruling or injunction of any court, governmental body or arbitrator in proceedings to which the Company or any of the Stockholders is a party, or (d) any license, certificate, permit, concession, grant, franchise, patent, trademark, service mark, trade name, assumed name, copyright, law, regulation, ordinance, rule, order or mandate of a similar nature which is applicable to the Company, its assets or properties, or any of the Stockholders. The rights, powers and franchises of the Company with respect to its business and the assets and properties owned, licensed and leased by it will be unaffected in all material respects by this Agreement and the Company following Closing will be entitled to hold and use the same to the full extent that Company currently has the right to hold and use the same.

      2.06 No Governmental Consents Required. Except for any pre-acquisition filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), no consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any governmental authority is required in connection with the execution, delivery or performance of this Agreement by the Company or the Stockholders or relating to the consummation of the transactions contemplated by this Agreement.

      2.07     Compliance with Law.

          (a) Generally. The Company is in compliance in all material respects with all applicable federal, state and local laws, statutes, regulations, orders, codes, ordinances, executive orders, judicial and administrative determinations ("Legal Requirements") applicable to the assets and properties owned, licensed or leased by it, its business, employees and workplaces. The Facility (as hereinafter defined) is in compliance in all material respects with all Legal Requirements and all requirements and obligations (legal, contractual, regulatory or otherwise) relating to the industrial revenue bond issued by The Alexander County Industrial Facilities and Pollution Control Financing Authority relating to the Facility (the "IRB").

          (b) Charges or Violations; Investigations. The Company is not (and has not been) either charged with, in receipt of any notice of, or to Stockholders' knowledge, under investigation with respect to any failure or alleged failure to comply with any provision of any applicable law in any material respect.

          (c) Permits. Without limiting the foregoing: (i) the Company has all Permits (as hereinafter defined) required or necessary with respect to assets and properties owned, leased or used by it, its business and operations to carry on in all material respects the business of the Company, and in the case of the Facility either the Company or the Stockholders have all required and necessary Permits; (ii) no such Permit has expired or been terminated (nor has the Company or the Stockholders received notice from any governmental authority that it intends to terminate any Permit); (iii) the Company and/or the Stockholders are (and have been) in compliance in all material respects with each such Permit and any predecessor Permit; and (iv) each Permit relating to the Facility is assignable to the Company by the Stockholders without any material cost to the Company. "Permit"means any license, permit, authorization or certificate issued by any governmental authority.

      2.08 Financial Statements and Financial Condition. The Company's financial statements for fiscal years ended April 30, 1997 and April 30, 1998 (the "Annual Financial Statements") and the Company's financial statements for the three month period ended July 31, 1998 (the "Interim Financial Statements"), including in each case its balance sheet as of such date and its related statements of income, stockholders equity and cash flows for the period then ended and the notes thereto, if any, have been delivered to the Purchaser. The Annual Financial Statements for the period ended April 30, 1997 have been compiled by Capps, Foster & Co., CPAs, and the Balance Sheet portion of the Annual Financial Statements for the period ended April 30, 1998 have been audited by BDO Seidman LLP. The Annual Financial Statements and the Interim Financial Statements (a) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and, subject in the case of the Interim Financial Statements to the absence of notes and changes resulting from normal year end adjustments) and (b) fairly present the financial position of Company as of the dates thereof and the results of its operations, stockholders' equity and cash flows for the periods then ended.

      2.09. Absence of Undisclosed Liabilities. Except (a) as and to the extent reflected, accrued or reserved against in the Annual Financial Statements or Interim Financial Statements, (b) as set forth in SCHEDULE 2.09, and (c) for trade payables and similar ordinary and necessary liabilities arising in the ordinary course of business consistent with past practices, the Company has no other liabilities or obligations of any nature (whether accrued, absolute, contingent, changing, known, unknown, determinable, indeterminable, liquidated, unliquidated or otherwise and whether due or to become due).

      2.10 Absence of Certain Changes. Except as set forth in SCHEDULE 2.10 or the Interim Financial Statements or in connection with the transactions contemplated by this Agreement, since April 30, 1998 other than in the ordinary course of business, there has not been:

          (a) any material adverse change in the assets, liabilities, cash flows, condition (financial or otherwise), or properties owned, licensed, leased or currently used by the Company; or any adverse change in the revenues, gross profit or results of operations of the Company;

          (b) any damage, destruction or loss, whether or not covered by insurance, exceeding Fifty Thousand Dollars ($50,000.00) in the aggregate;

          (c) any change in any method of accounting or accounting practice used by the Company or any other material change in the Company's manner of conducting its business;

          (d) any write-down of any inventory or writing-off of any receivable;

          (e) any declaration, agreement to declare, setting aside or payment of any dividend or other distribution of cash or other assets in respect of the Shares, or redemption, purchase or other acquisition by the Company of any of its capital stock or any agreement to do so;

          (f) any borrowing of any money or otherwise incurring of any indebtedness (other than draws under the existing financing arrangements and other than trade payables or other current expenses incurred in the ordinary course of business) or any grant or incurring of any lien, restriction or other encumbrance on any of the Company's assets or properties; or the entering into of any guaranty or suretyship contract or any other contract having a similar effect (other than endorsements of negotiable instruments in the ordinary course of business);

          (g) any prepayment or acceleration in the payment of any principal or interest on any debt of the Company;

          (h) any sale, transfer, assignment, license, lease or other disposition of all or any portion of (or any interest in) any of the property or assets owned, licensed or leased by Company (other than dispositions of inventory in the ordinary course of business);

          (i) any labor dispute, including but not limited to, strikes and lockouts, involving or affecting any group or class of employees of the Company;

          (j) the establishment of any new, modification of or amendment to, or increase in the formula for contributions to or benefits under any Employee Plan (as hereinafter defined);

          (k) any bonus or increase in the compensation payable or to become payable by the Company to any of its employees, officers, directors, independent contractors, or the Stockholders, other than routine annual increases and wage increases to rank and file employees consistent with past practices;

          (l) the entering into or modification of any employment or consulting agreement or arrangement by the Company;

          (m) the entering into or renewal of any contract, lease or license by the Company involving an annual expenditure by the Company in excess of Ten Thousand Dollars ($10,000.00);

          (n) any purchase, whether for cash or secured or unsecured obligations (including financed leases) by the Company of any assets (other than raw materials and inventory in the ordinary course of business) which has a purchase price individually in excess of Five Thousand Dollars ($5,000.00) or in the aggregate in excess of Twenty Five Thousand Dollars ($25,000.00);

          (o) any cancellation or compromise of any debt to, or claim by or right of, the Company other than the settlement of customer complaints in the ordinary course of business;

          (p) any change to the Articles of Incorporation or Bylaws of the Company; or

          (q) any contract to do any of the foregoing or any contract entered into or activity undertaken by the Company not in the ordinary course of business.

      2.11. Defaults. Except as set forth in SCHEDULE 2.11, the Company is not in default of any of its obligations, contracts or commitments other than non-material defaults that will be cured by the Company within thirty days, or in breach of any negative or affirmative covenant placed on it by any of its creditors the effect of which would allow such creditors to accelerate payment of the underlying debt.

      2.12.    Taxes.

          (a) Filing of Returns; Payment of Taxes; Liens. Except as set forth in SCHEDULE 2.12: (i) all returns of every nature of Taxes (as hereinafter defined) required to be filed by the Company have been timely and otherwise properly filed, and no extensions of time in which to file any such returns are in effect; (ii) the Company has paid and satisfied on or before their respective due dates (including any extension periods) all Taxes for periods covered by such returns; (iii) all Taxes and other amounts that the Company is or was required by applicable law to withhold or collect have been duly withheld and collected and have been paid over to the proper governmental authorities in accordance with applicable law; and (v) there are no liens for Taxes on any of the assets or properties of the Company, except for statutory liens for Taxes that are not yet due or Taxes that are being contested in good faith. Except as set forth in SCHEDULE 2.12, the Company does not have any liability for any Taxes or duties (or interest or penalties with respect thereto) of any nature whatsoever and there is no basis for any additional Tax claims or assessments, other than Taxes accrued as stated liabilities on the balance sheet included in the Interim Financial Statements and Taxes accrued in the ordinary course of business since July 31, 1998 relating to the Company's operations after such date.

          (b) Examinations. Except as set forth in SCHEDULE 2.12: (i) no audit of the returns of Taxes of the Company is currently being conducted (nor has any audit been conducted since the IRS audit for the tax return for the fiscal year ended April 30, 1995 and the North Carolina Department of Revenue audit of Watson's of Taylorsville for the period December 1, 1993 to December 31, 1995 and of the Company for the period December 1, 1990 to October 31, 1996), and the Company has not received from any governmental authority with jurisdiction or other authority as to Taxes (a "Tax Authority") either a notice that it intends to conduct any other audit of returns of Taxes or any request for information with respect to Taxes; (ii) without limiting Subsection (a) above, all Taxes, penalties and interest asserted (and other matters required) as a result of such examinations have been paid or finally settled; (iii) there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any return of Taxes for any period with respect to the Company; and (iv) there are no outstanding requests by the Company for rulings from any Taxing Authority. "Taxes" means all taxes, assessments, charges, duties, fees, levies or other governmental charges, including all federal, state local, foreign or other income, profits, unitary, business, franchise, capital stock, real property, personal property, intangible taxes, withholding, FICA, medicare, unemployment compensation, disability, transfer, sales, use, excise and other taxes, assessments, charges, duties, fees, or levies of any kind whatsoever (whether or not requiring the filing of returns) and all deficiency assessments, additions to tax, penalties and interest.

          (c) Affiliated Group and Collapsible Corporation. Except for the inclusion of Watsons of Taylorsville, Inc. as part of its consolidated group for income tax reporting in 1995 and 1996, the Company has never filed a consolidated federal income tax return with or as part of an "affiliated group" (within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code")). The Company has not engaged in any transaction which could require it to include in income any adjustment pursuant to Section 481(a) of the Code. The Company has not filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

          (d) Parachute Payments. The Company has not made any payment which constitutes a " parachute payment" within the meaning of Section 280(G) of the Code, and no payment is required to be made by the Company under any contract or otherwise, or resulting from the transactions contemplated by this Agreement, that will, if made, constitute a " parachute payment" within the meaning of
Section 280(G) of the Code.

      2.13. Facility and IRB. On November 20, 1997, The Alexander County Industrial Facilities and Pollution Control Financing Authority issued it $6,000,000 Industrial Development Revenue Bonds (The Mitchell Gold Co. Project) Series 1997 (the "IRB"), the proceeds of which were loaned to the Company pursuant to a Loan Agreement dated as of November 1, 1997 to provide financing for the acquisition of approximately 70 acres of land located at the southeast intersection of U.S. Highway 64 and Millersville Road, the construction of an approximately 265,000 square-foot building located thereon, and the acquisition of machinery and equipment to be installed therein (the "Facility"). The Company in turn loaned $5,000,000 of those bond proceeds to the Stockholders for the acquisition of the land and building portion of the Facility, which loan is evidenced by the promissory note of the Stockholders dated November 20, 1997 (the "Lessors' Note"). Payments under the Lessors' Note equal the interest due on the IRB as it accrues plus the amount equal to 83.33% of the principal amount of the IRB due annually. The principal maturity schedule of the IRB is set forth in SCHEDULE 2.13. Under a Lease Agreement dated November 18, 1997, the Stockholders lease the land and building to the Company for annual rental payments as provided in such agreement. Construction on the Facility began in March 1998 and is expected to be completed on January 1, 1999.

     Payment of the IRB is secured by a letter of credit issued by SouthTrust Bank, National Association. The Company's obligations to repay draws under the letter of credit are secured by a deed of trust on the Company's existing facility, as well as by the personal guarantees of the Stockholders, which are in turn secured by deeds of trust on the High Point showroom, on the Facility and other real property owned by the Stockholders.

      2.14. Real and Personal Property--Owned or Leased. With respect to the real and tangible personal properties that the Company owns, leases or uses (such owned, leased or used property being referred to individually as "Property" and collectively as "Properties"):

          (a) Owned Properties. SCHEDULE 2.14 lists as of July 31, 1998: (i) all real property owned by the Company and (ii) all plant, machinery, equipment (including motor vehicles), inventory, work in process, accounts receivable and all other receivables (including a current aging report), and other tangible personal property owned by the Company. Except as set forth in SCHEDULE 2.14 and except for property leased to or licensed for use by the Company: (A) the Company owns all right, title and interest in and to all of such Properties; (B) no person has any rights to acquire, lease or use any of such Property or has any interest in any of such Properties; and (C) none of such Properties is subject to any lien, restriction, other encumbrance or adverse claim, except as reflected in the Interim Financial Statement or restrictions of record relating to real property that do not adversely affect in any material respect the value or use of such Property.

          (b) Leases. SCHEDULE 2.14 lists each lease to which the Company is a party (either written or oral) with respect to any Property (and includes a copy of each written lease). The Company is in possession of, and each lease grants to the Company, subject to any rights of the lessor contained in the lease or by law, the exclusive right to possess, the property leased in accordance with the lease terms. The Company does not rent or lease any property as landlord or lessor.

          (c) Certain Information as to the Properties and the Facility. The Properties are satisfactory for the operations for which they are being used by the Company, and the Facility will be satisfactory for the operations to be
conducted thereat and thereon by the Company.   There is no pending or, to the
Stockholders' knowledge, contemplated: (i) condemnation or eminent domain proceeding affecting any of the Properties constituting real property or the Facility, (ii) proposal or other consideration for increasing the assessed value of any Property constituting real property or the Facility for state, county, local or other ad valorem or similar taxes, or (iii) proceedings or public improvements which could or might result in the levy of any special tax or assessment against any of the Properties constituting real property or the
Facility.   There are no outstanding requirements or recommendations by fire underwriters or rating boards, insurance companies or holders of mortgages or other security interests requiring or recommending any repairs or work to be done with reference to any of the Properties constituting real property or the Facility. No zoning ordinance (A) has been violated by the Facility or will be violated by the Company's use of the Facility or (B) has been violated by the Company's continued use or maintenance of any of the structures or improvements presently erected on real property among the Properties, or any part thereof which violation in either case would result in any material financial obligation on the part of the Company or a breach of any material agreement to which the
Company is a party.   All real property among the Properties and the Facility
are (x) free of rodents, vermin, termites and other wood-boring insects and (y) currently served by water, sewer, gas and electrical utilities. All bills and claims for labor performed and materials furnished to or for the benefit of any of the real property among the Properties have been paid in full, and there are no mechanics' liens or materialmen's liens, whether or not perfected, on or affecting any portion of the real property among the Properties. The Company has good, insurable and marketable title to all of the Properties subject to easements, restrictions and other conditions of title that do not impair the value or the use of the real property for the Company's business. All of the Properties, including leasehold improvements, are in good operating condition and repair, ordinary wear and tear excepted. All of the Company's inventory and work in process are of merchantable quality and are usable and saleable in the ordinary course of business.

          (d) All Necessary Properties.  The Properties and the Facility
              ------------------------
constitute all of the properties that the Company uses in connection with the operation of its business as currently operated.

      2.15. Trademarks, Trade Names, Assumed Names and Other Intellectual Property.

          (a) "Intellectual Property" means all patents, trademarks, service marks, trade names, assumed names and copyrights that the Company owns or uses, or currently proposes to acquire or use, in its business and all applications or registrations for them (together with trade secrets and other confidential information used in or necessary for the conduct of the Company's business.

          (b) "Intellectual Property Licenses" means all licenses or other contracts relating to the Company's use or license in its business of technology, know-how, processes or the Intellectual Property.

Subject to rights reserved to others in such Intellectual Property Licenses, the Company owns all right, title and interest, free and clear of all payment obligations (other than as set forth in the Intellectual Property Licenses), liens, restrictions, other encumbrances or rights of others, in and to, or has the sole and exclusive right to use, all Intellectual Property. No person has challenged or, to the Stockholders' knowledge, threatened to challenge the validity of the Intellectual Property or the Company's rights therein. To the Stockholders' knowledge, no act or omission of the Company, including but not limited to, the use, production, marketing, licensing or sale of the Company's products or the Company's use of the Intellectual Property, violates, infringes or misappropriates, or has violated, infringed or misappropriated, any patent, trademark, service mark, trade name, assumed name, copyright, technology, know-how, process, trade secret or other rights or other intellectual properties of any other person. The Company has purchased a sufficient number of licenses for the use of each and every copyrighted computer software program used by it in its business operations.

      2.16 Indebtedness. SCHEDULE 2.16 lists and includes a copy of each promissory note, instrument or other document or contract (collectively, "Debt Instruments") relating to (a) any indebtedness for money borrowed by the Company, (b) any capital lease, lease-purchase arrangement, guaranty or similar undertaking by the Company or the Stockholders on which others rely in extending credit or conditional sales contracts to the Company, or (c) any indebtedness for the Facility (collectively, "Indebtedness").

      2.17 Contracts. SCHEDULE 2.17 lists each written or oral contract (and each and every amendment, modification or supplement to any of them) to which the Company is a party or bound or to which it or any of its property is subject (and includes a copy of each written contract) and that is described by any of the following:

          (a) involves an amount in excess of Twenty Five Thousand Dollars ($25,000.00);

          (b) relates to the factoring of customer accounts or financing of accounts receivable of the Company to the extent not set forth as Debt Instruments in SCHEDULE 2.16;

          (c) for any matter not in the ordinary course of business;

          (d) restricts the right of the Company to compete, whether by restricting territories, customers or otherwise, in any line of business or territory;

          (e) requires the Company to purchase its requirements for any goods or services from any one or more parties;

          (f) requires the Company to sell goods for less than normal mark-up after taking into account all discounts, allowances, credits, etc.;

          (g) constitutes a performance bond, letter of credit or other security arrangement required by any other contract, lease, Intellectual Property License, Debt Instrument, insurance policy or otherwise;

          (h) makes the Company liable, by guaranty, suretyship agreement, indemnification contract, contribution contract or otherwise, upon or with respect to any debt, dividend or other liability or obligation of any other person (except endorsements made in the ordinary course of business in connection with the deposit of items for collection);

          (i) relates to participation in a cooperative, partnership or joint venture;

          (j) for political or charitable contributions;

          (k)  grants a power of attorney; or

          (l) involves any employee, consultant, professional services, advisory services or any independent contractor.

          All contracts to which the Company is a party (whether or not listed in SCHEDULE 2.17) are valid and binding upon the parties thereto and in all material respects in full force and effect.

      2.18. Litigation. Neither the Company nor any of the Stockholders is presently a party to, and none of them has been threatened with, any litigation, administrative action or other proceeding before any court, administrative agency or other governmental authority. Neither the Company nor any of the Stockholders is subject to, or in violation or default of, any judgment, order, writ, injunction or ruling of any court, administrative agency or governmental authority.

      2.19. Factoring. SCHEDULE 2.19 includes an analysis of the Company's factoring activity for the past year, including but not limited to, all charge backs and other credits granted to customer accounts. No factor has terminated its contractual relationship with the Company or has materially adversely affected the terms upon which it extends credit to the Company or materially diminished the amount of credit available to the Company for any customer. To the Stockholders' knowledge, no factor intends to terminate its contractual relationship with the Company as a result of the consummation of the transactions contemplated by this Agreement or otherwise.

      2.20. Insurance. The Facility and all of the Properties and other assets of the Company and its business activities of an insurable nature are, and as of the Closing Date will be, insured to the extent such assets, properties and business activities are currently insured by the Company and as may required by applicable law and any contract to which the Company or any of the Stockholders is a party. The Company has no claims outstanding under any such policy, other than claims for benefits under any employee medical policy. There are no claims outstanding under any insurance policy relating to the Facility. The Company has not been denied any policy of insurance material to the business of the Company or its assets within the five years immediately preceding the date of this Agreement.

      2.21 Status. With respect to its contracts, leases, licenses, Intellectual Property, Debt Instruments and insurance policies currently in effect: (a) the Company has not assigned any of its rights or obligations under any of them; (b) no act or omission by the Company or, to the Stockholders' knowledge, any other party has occurred which, with notice or lapse of time or both, would constitute a material breach or default under any of them; (c) the Company has not received any outstanding notice of cancellation or termination in connection with any of them; (d) neither the execution, delivery or performance of any of them violated, violates or will violate any applicable law in any material respects; (e) neither the Company nor, to the Stockholders' knowledge, any other party currently contemplates any termination, amendment or change to any of them; (f) the Company has not waived any material right under any of them; and (g) to the Stockholders' knowledge, no other party to any of them is in default in any obligation to be performed by such party.

      2.22.    Officers and Directors; Employment and Contractor Relationships.
SCHEDULE 2.22 lists all of the Company's officers, key employees, and directors, specifying their office or position and their annual rate of compensation and director fees. Except as disclosed in SCHEDULE 2.22 OR 2.23, the Company has no obligation under (a) any employment, consulting, management, or independent contractor agreement; (b) any bonus, incentive, commission, or deferred compensation contract or plan; and (c) any pension, profit-sharing, 401(k), stock purchase or any other similar plan. Except as set forth in SCHEDULE 2.22, the Company has no outstanding loans to its employees or independent contractors. Neither the execution, delivery nor performance of this Agreement or the consummation of the transactions contemplated herein will: (i) entitle any person to severance pay or other compensation; or (ii) accelerate the time of payment or vesting, or increase the amount, of any compensation or benefits to any employee including the Stockholders.

      2.23.    Employee Benefits.

          (a) List of Plans. SCHEDULE 2.23 lists each of the following that, for the last three (3) calendar years, the Company or any ERISA Affiliate (as hereinafter defined) either maintains, is required to contribute to or otherwise participates in (or since its inception has maintained, contributed to or otherwise participated in) or as to which the Company or any ERISA Affiliate has any unsatisfied (or potential current or future) liability or obligation, whether accrued, contingent or otherwise, including:

               (i) any employee pension benefit plan ("Pension/Profit-Sharing Plan") (as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), including but not limited to, any pension, profit-sharing, 401(k), retirement, thrift, or stock purchase plan;

               (ii) any employee welfare benefit plan ("Welfare Plan") (as such term is defined in Section 3(2) of ERISA) or any "multiple employer plan" (as such term is defined in Section 413(c) of the Code);

               (iii) any other compensation, stock option, restricted stock, fringe benefit or retirement plan of any kind whatsoever, whether formal or informal, not included in the foregoing and providing for benefits for, or the welfare of, any or all of the current or former employees, directors or agents of the Company or any ERISA Affiliate or their beneficiaries or dependents, including any group health, life insurance, bonus, incentive or severance plan;

(all of the foregoing in items (i), (ii) and (iii) being referred to as "Employee Plans" but such term does not include worker compensation plans or payroll practices (such as overtime, jury duty and the like) or fringe benefits such as newspaper, magazine newsletter or journal subscriptions). "ERISA Affiliate" means each trade or business (whether or not incorporated) which together with the Company is treated as a single employer pursuant to Section 414(b), (c), (m) or (o) of the Code. Neither the Company nor any ERISA Affiliate has ever maintained, contributed to or otherwise participated in, or had any liability or obligation with respect to, any "multiemployer plan" (as defined in Section 3(37)A of ERISA) or any "multiple employer welfare arrangement" (as defined in Section 4(40) of ERISA). SCHEDULE 2.23 includes a list and copies of the following: (A) each Employee Plan, as amended (including either the original plan or the most recent restatement and all subsequent amendments); (B) the most recent Internal Revenue Service ("IRS") determination letter issued with respect to each Pension/Profit-Sharing Plan that is intended to be qualified under Section 401(a) and 501 of the Code; (C) the latest actuarial valuation (if any) for each Pension/Profit-Sharing Plan; (D) the three most recent annual reports on the Form 5500 series for each Employee Plan for which such a report is required; (E) each trust agreement, insurance contract or document setting forth any funding arrangement, if any, with respect to each Employee Plan; (F) the most recent summary plan description or other summary of plan provisions distributed to participants or beneficiaries for each Employee Plan; and (G) any other opinion or ruling from the IRS or the Department of Labor concerning any Employee Plan.

       (b) Qualification.  Except as set forth in SCHEDULE 2.23, each
           -------------
Pension/Profit-Sharing Plan: (i) has received a favorable determination letter from the IRS to the effect that it is qualified under Section 401(a) and 501 of the Code, both as to the original plan and each restatement or material amendment or has submitted such Pension/Profit Sharing Plan to the IRS requesting such favorable determination; (ii) within the last six (6) calendar years, has not been subject to any assertion by any governmental authority that it is not so qualified; and (iii) has been operated so that it has always been and remains in material compliance with Sections 401(a) and 501 of the Code.

       (c) Accruals; Funding.

          (i)  No Defined Benefit Pension Plan.  The Company does not, and has
               -------------------------------
not, either maintained, contributed to or otherwise participated in either (A) an "employee pension benefit plan" as defined in Section 3(a) of ERISA that is a "defined benefit plan" as defined in Section 3(35) of ERISA and subject to Title I, Subtitle B, Part 3 of ERISA or Title IV of ERISA, or (B) a Pension/Profit-Sharing Plan subject to Title IV of ERISA.

          (ii) Contributions. Except as shown on SCHEDULE 2.23, all contributions and other amounts required to be made under or with respect to each Employee Plan have been timely contributed or paid and all amounts to be contributed or paid during the current plan year are in all material respects accrued monthly on the books and records of the Company for financial reporting purposes. No Employee Plan is funded by insurance subject to retroactive premium adjustments.

          (iii) Tax Status of Contributions. No excise or penalty taxes are assessable as a result of any nondeductible or other contributions made or not made to an Employee Plan. To the Stockholders' knowledge, all contributions by the Company to each Employee Plan are currently deductible under the Code.

      (d) Reporting and Disclosure. To the Stockholders' knowledge, summary plan descriptions and all other material returns, reports, documents, statements and communications (including summary annual reports) which are required to have been filed, published or disseminated under ERISA or other federal law and the rules and regulations promulgated by the Department of Labor under ERISA and the Treasury Department with respect to the Employee Plans have been so filed, published or disseminated.

      (e) Prohibited Transactions; Terminations. Except as set forth in SCHEDULE 2.23: to the Stockholders' knowledge (i) neither the Company, any ERISA Affiliate, any Employee Plan, any trust or arrangement created under any of them, nor any trustee, fiduciary, custodian, administrator or any person holding or controlling assets of any of the Employee Plans has engaged in any "prohibited transaction" (as such term is defined in ERISA or the Code) which could subject any of the foregoing persons or entities, or any person dealing with them, to any tax, penalty or other cost or liability of any kind; and (ii) no termination, whether partial or complete, has occurred with respect to any Employee Plan.

      (f) Claims for Benefits. Other than routine claims for benefits arising in the ordinary course of the administration and operation of the Employee Plans, no claims, investigations or arbitrations are pending or threatened against any Employee Plan or against the Company, any ERISA Affiliate, any trust or arrangement created under or as part of any Employee Plan, any trustee, fiduciary, custodian, administrator or other person holding or controlling assets of any Employee Plan and, to the Stockholders' knowledge, no basis for any such claim or claims exists.

      (g) Retiree Benefits. The Company has no obligation to provide health or welfare benefits to retirees or other former employees, directors or their dependents, or post-separation of service health or welfare benefits to any current employees, directors or their dependents, other than rights under
Section 4980B of the Code or Section 601 ERISA.

          (h) Other. The Company and all ERISA Affiliates have complied in all material respects with all of their obligations under each of the Employee Plans and with all relevant provisions of ERISA and any and all other applicable law applicable to the Employee Plans, and no written notice has been received by the Company since December 31, 1995 of any claim by any participant in any of the Employee Plans of any violation of such laws, and no such claims are pending or, to the Stockholders' knowledge, threatened.

      2.24. Labor Relations. There are no charges, investigations, administrative proceedings or formal complaints of harassment or discrimination (including discrimination based upon sex, age, race, color, national origin, religion or disability) pending or, to the Stockholders' knowledge, threatened before the Equal Employment Opportunity Commission or any other governmental authority against the Company. There have been no governmental audits of the Company's equal employment opportunity and wage and hour practices. Except as shown on in SCHEDULE 2.24, the Company has not received any notice of any unfair labor practice, complaint, charge or other matter against or involving the Company, and to the Stockholders' knowledge, none of the foregoing is pending or threatened before any governmental authority. The Company is not in arrears in the payment of wages to any employee, except to the extent of its normal payroll practices, and there are no claims, liabilities, demands or causes of action, realized or unrealized, actual, potential or contingent, pursuant to statutory rights or in tort, contract or otherwise, against the Company arising out of or in connection with any event, fact, circumstance or occasion relating to any application for employment, the employment of any employee of the Company or the separation from employment of any employee of the Company. There is no (and there has not been any) labor strike, organizing effort, organized slow down, organized stoppage or other organized labor difficulty pending, involving or threatened against the Company. No representation question exists (or has existed) respecting the Company's employees. There is not (and there has not been any) a collective bargaining contract that is binding on the Company.

      2.25. Environmental Condition of the Facility and Properties. Neither the Facility nor the Properties contain asbestos or other hazardous wastes or materials, other than such that are transported, stored, used or generated in the ordinary course of Company's business, and all such materials are used, stored and disposed of by Company in accordance in all material respects with all applicable federal, state and local laws and regulations. No condition exists with respect to the Facility or any of the Properties which has given rise or, with the passage of time, will give rise to any material environmental contamination or unlawful discharge of hazardous substances, or which otherwise violates in any material respect any current federal, state or local environmental laws or regulations. The Company has never disposed of or transported hazardous wastes or hazardous materials, or goods, products or equipment containing hazardous wastes or hazardous materials, other than in accordance in all material respects with all applicable federal, state and local environmental laws or regulations. The Company has never been the subject of investigation or notified of a violation under the Toxic Substances Control Act, as amended, and the regulations promulgated thereunder. The Company has never been notified of an actual or potential liability under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, and the regulations promulgated thereunder. Company has never been notified of a violation or of an actual or potential liability, and Company is in compliance in all material respects with all inspection, licensing and permitting requirements, under federal, state or local environmental laws or regulations, domestic or foreign.

      2.26. Year 2000 Compliant. The Company is in the process of ensuring that each hardware, software, firmware and other information technology product, individually or as a system, owned by, leased to, licensed to or otherwise used by the Company in its business (collectively, "Technology Products") will be able to accurately process date data (including, but not limited to, calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, including leap year calculations. Such operating condition shall herein be referred to as "Year 2000 Compliant." The Company has every reason to believe that its Technology Products will be Year 2000 Compliant on a timely basis.

      2.27. Products Liability. No demand or claim has been asserted in the last three (3) years against the Company pertaining to breach of warranty, misrepresentation, strict liability, negligent manufacturing, defects in material or labor (other than routine claims for the return of goods by customers in the ordinary course and those claims covered by the Company's usual trade warranties), or damage or injury to property. To Stockholders' knowledge, no facts exist which, upon notice or with the passage of time, or both, may be the basis for any such claim in the future. No material claims for repairs or replacements, including parts and labor, under the Company's usual trade warranties have been asserted against the Company in the past three (3) years.

      2.28. No Government Contract. The Company is not a party to any contract or agreement for the supply of goods or services to which the United States Government or any agency thereof, any state, county, municipality or agency thereof, or any foreign government, political subdivision or agency thereof is also a party.

      2.29 Significant Customers and Suppliers. No customer (which term shall include all parent, subsidiary and affiliated entities of a customer, and which shall be interpreted without regard to the location of a customer's place(s) of business) accounting for more than five percent (5%) of the Company's sales on an annual basis (a "Significant Customer") has decreased its purchases from the Company by more than twenty percent (20%) within the past year. No Significant Customer and no supplier accounting for more than five percent (5%) of the Company's trade payables on an annual basis (a "Significant Supplier") has terminated its trading relationship with the Company within the past two (2) years. To the Stockholders' knowledge, no Significant Customer or Significant Supplier intends to terminate its trading relationship with the Company as a result of the consummation of the transactions contemplated by this Agreement or otherwise. Except as set forth in SCHEDULE 2.29, the Company has no obligation to maintain its current pricing structure to any of its customers for a period of more than three (3) months.

      2.30. Brokers. Neither the Stockholders nor the Company has entered into any agreement or arrangement, or otherwise has any potential liability, for brokerage commissions, finder's fees or similar compensation in connection with the transactions contemplated by this Agreement.

      2.31. Related Persons. Except as set forth on SCHEDULE 2.31 hereto, no Related Person (as hereinafter defined) directly or indirectly owns or controls any Properties or assets which are or have been used in connection with Company's business or has a contractual relationship with Company. For purposes of this Agreement, the term "Related Person" means (a) the Stockholders, (b) any officer, director or employee of the Company, (c) any person related by blood or by marriage to any Stockholder or to any officer, director or employee of the Company, and (d) any corporation, limited liability company, partnership, proprietorship, trust or other entity in which any of the foregoing persons has any legal or beneficial interest (except for an interest consisting solely of ownership of less than five percent (5%) of the outstanding stock of any publicly held company).

      2.32. Bank Accounts. SCHEDULE 2.32 lists all of the Company's bank, money market, savings, brokerage, and similar accounts and safe deposit boxes, specifying the account numbers and the authorized signatories or persons having access to them.

      2.33 Books and Records. The corporate record books, transfer books and stock ledgers of the Company are complete and accurate in all material respects and reflect all meetings, consents and other material actions of the organizers, incorporators, stockholders, Boards of Directors and committees of the Boards of Directors of the Company, and all transactions in its capital stock, since its inception. The financial books and records of the Company fairly present the transactions reflected therein, and reflect only actual transactions.

      2.34. Criminal Practices. The Company has not engaged in any criminal practices, including, but not limited to, payoffs, kickbacks or illegal gifts.

      2.35.    Convertible Debentures.

          (a) Each Stockholder has received and reviewed the SEC Reports (as hereinafter defined).

          (b) Each Stockholder has had the opportunity to ask questions of, and receive answers from, officers of the Purchaser concerning this Agreement and the Purchaser's business and financial condition.

          (c) Each Stockholder is an "accredited investor" within the meaning of Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the "Securities Act"). Each Stockholder agrees to furnish any additional information requested to assure compliance with applicable federal and state securities laws in connection with the issuance of his Convertible Debenture or the conversion of all or part of his Convertible Debenture to shares of common stock of the Purchaser ("Conversion Shares").

          (d) Each Stockholder is acquiring his Convertible Debenture and Conversion Shares, if any, solely for his own account, for investment only, and not with a view toward the distribution or resale thereof.

          (e) Neither the Purchaser nor any person acting on behalf of the Purchaser has offered or will sell the Convertible Debentures or the Conversion Shares to the Stockholders by means of any form of general solicitation or advertising and the Stockholders have not received, paid or given (and will not receive, pay or give), directly or indirectly, any commission or remuneration for or on account of any sale, or the solicitation of any sale, of the Convertible Debentures or the Conversion Shares.

          (f) Each Stockholder has read this Agreement and has discussed its requirements and other applicable limitations on such Stockholder's ability to offer to sell, transfer or otherwise dispose of his Convertible Debenture and Conversion Shares to the extent such Stockholder believes necessary with his counsel.

          (g) Except as provided in Section 4.14, each Stockholder understands that neither his Convertible Debenture nor his Conversion Shares will have been (or will be) registered under the Securities Act or the securities laws of any state (collectively referred to as "State Securities Laws") by reason of specific exemptions under the provisions thereof which depend in part upon the intent of such Stockholder and of certain other representations made by such Stockholder in this Agreement. The Stockholders understand that the Purchaser is relying upon the representations and agreements contained in this Agreement for the purpose of determining whether this transaction meets the requirements for such exemptions. Each Stockholder further understands that his Convertible Debenture and Conversion Shares are "restricted securities" under applicable federal securities laws and that the Securities Act and the rules of the Securities and Exchange Commission (the "SEC") provide in substance that each Stockholder, as a seller, may dispose of his Convertible Debenture or Conversion Shares only pursuant to an effective registration statement under the Securities Act or an exemption therefrom. Accordingly, each Stockholder agrees not to sell, pledge, transfer or otherwise dispose of his Convertible Debenture or Conversion Shares except (i) in a transaction otherwise exempt (in the written opinion of counsel for such Stockholder satisfactory to the Purchaser, which requirement may be waived by Purchaser) from the registration requirements of the Securities Act and all applicable State Securities Laws; or (ii) pursuant to a registration of his Convertible Debenture or Conversion Shares under the Securities Act and all applicable State Securities Laws.

          (h) Each Stockholder consents to the endorsement of his Convertible Debenture and Conversion Shares with a restrictive legend to read substantially as follows:

              The securities represented by this certificate were issued pursuant to an exemption from registration under the Securities Act of 1993, as amended (the "Securities Act") and may be sold or otherwise transferred only pursuant to an exemption from registration under the Securities Act or pursuant to a registration statement under the Securities Act.

              In the case of certificates evidencing the Conversion Shares, the following additional legend:

               These securities are subject to certain registration rights as more fully set forth in that certain Stock Purchase Agreement by and among Rowe Furniture Corporation, The Mitchell Gold Co., Mitchell S. Gold and Robert T. Williams, Jr. dated September 25, 1998 to which reference is made to the terms and conditions of such rights.

          (i) Each Stockholder agrees that the Purchaser (and its transfer agent) shall not be required to register any attempted transfer of his Convertible Debenture or Conversion Shares unless the transfer has been effected in compliance with the terms of this Section 2.35.

      2.36 Schedules and Exhibits. All lists or other statements, information or documents set forth in or attached to any Schedule to this Agreement or in any certificate or other instrument delivered by the Company or the Stockholders pursuant to Section 6.04 of this Agreement, shall be deemed to be representations and warranties of each Stockholder, with the same force and effect as if such lists, statements, information and documents were set forth herein.

      2.37. Disclosure. No representation or warranty by the Stockholders in this Agreement or in any list, statement, document or information set forth in or attached to any Schedule, Exhibit, certificate or other instrument delivered or to be delivered by the Company or the Stockholders pursuant to Section 6.04 of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit any material fact required to be stated herein or therein or necessary in order to make the statements contained herein or therein not misleading.


                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

     The Purchaser hereby represents and warrants to the Stockholders as follows:

      3.01. Power and Authority. The Purchaser has full power, authority and legal capacity to execute and deliver this Agreement and perform its obligations herein. This Agreement and the Convertible Debentures when fully executed by the parties hereto will constitute the valid and legally binding obligations of the Purchaser enforceable against it in accordance with its terms. The execution, delivery and performance of this Agreement and the Convertible Debentures by the Purchaser have been duly authorized by all requisite corporate action of Purchaser, and no other corporate or other action or approval is required. The Purchaser has all requisite corporate power and authority to (i) own, license, and lease its assets and properties and (ii) carry on its business as presently and heretofore conducted.

      3.02. Corporate Existence. The Purchaser is duly organized, validly existing and in good standing under the laws of the State of Nevada.

      3.03 No Violations or Conflicts from Execution, Delivery or Performance of this Agreement. The execution, delivery and performance by the Purchaser of this Agreement do not (and will not with the passage of time or the giving of notice or both) violate, conflict with, or constitute a default under
(a) any term or provision of its Articles of Incorporation or Bylaws, (b) any contract to which it is a party or subject, (c) any judgment, decree or order of any governmental authority to which it or any of its properties or assets is subject or bound, or (d) any applicable law.

      3.04 No Governmental Consents Required. Except for any pre-acquisition filing under the HSR Act, no consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any governmental authority is required in connection with the execution, delivery or performance of this Agreement by the Purchaser or relating to the consummation by it of the transactions contemplated by this Agreement.

      3.05 SEC Reports. The Purchaser (a) has furnished to the Stockholders copies of its Annual Report on Form 10-K for the fiscal year ended November 30, 1997, Quarterly Reports on Form 10-Q for the quarters ended February 28, 1998 and May 31, 1998 and all other reports or registration statements filed by the Purchaser with the SEC under applicable laws, rules and regulations since December 31, 1997 (all such reports and registration statements being herein collectively called the "SEC Reports"), each as filed with the SEC; each such SEC Report when it became effective or was filed with the SEC, as the case may be, complied in all material respects with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as applicable, and the rules and regulations of the SEC thereunder and each SEC Report did not on the date of effectiveness or filing, as the case may be, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of circumstances under which they were made, not misleading. The Purchaser has made all filings required to be made under the Exchange Act for the twelve (12) months prior to the date hereof. The financial statements contained in the SEC Reports (a) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, subject in the case of unaudited financial statements to the absence of notes and changes resulting from normal year end adjustments) and (b) fairly present the results of the Purchaser's operations, stockholders' equity and cash flows for the periods then ended. Since May 31, 1998, there has not been any material adverse change to the business, operations or financial condition of the Purchaser.

      3.06. Investment Representation. The Purchaser is acquiring the Shares pursuant to this Agreement for its own account for investment purposes only and not with a view to any resale, distribution, subdivision or fractionalization of them.

      3.07. Conversion Shares - Valid Issuance. The Conversion Shares to be issued by the Purchaser upon exercise of conversion rights under the Convertible Debentures will be duly authorized, validly issued, fully paid and nonassessable. A sufficient number of Conversion

Shares have been reserved by the Board of Directors of the Purchaser to provide for the full conversion of the Convertible Debentures into Conversion Shares.

      3.08. Disclosure. No representation or warranty by the Purchaser in this Agreement or in any certificate delivered or to be delivered by the Purchaser pursuant to Section 6.03 of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit any material fact required to be stated herein or therein or necessary in order to make the statements contained herein or therein not misleading.

      3.09.    Securities Law Representations.

          (a) Purchaser understands that none of the Shares have been registered under the securities laws of the United States or of any state, the Shares having been acquired by the Stockholders pursuant to transactions exempt from the registration requirements of federal or state securities laws, and that as such, the Shares are restricted securities that cannot be resold absent registration under applicable securities laws or an exemption from registration under such laws.

          (b) Purchaser understands that the offering and sale of the Shares will not be registered under the securities laws of the United States or of any state as part of the sale transactions contemplated by this Agreement in reliance on statutory exemptions from registration under such laws. Purchaser believes itself to be a sophisticated investor.

          (c) Purchaser shall not sell, transfer or otherwise dispose of the Shares, absent registration under applicable federal and/or state securities laws or absent an exemption from registration under such laws.

     3.10 Brokerage. There are no brokerage commissions, finder's fees or similar fees or commissions payable in connection with this Agreement or the transactions provided for herein based on any agreement, arrangement or understanding with the Purchaser, or any action taken by Purchaser.

                                   ARTICLE IV
                            CERTAIN OTHER AGREEMENTS

      4.01. Operation of Company's Business Between Signing and Closing. Until the Closing (except upon the prior written consent of the Purchaser), each of the Stockholders shall cause the Company:

          (a) not to take any action, or fail to take any action, except in the ordinary and regular course of its business consistent with past practices and not otherwise prohibited under this Section 4.01 or otherwise under this Agreement.

          (b) not to enter into any material contract (or modify or terminate any existing one) unless such contract is terminable at will by it without cost, penalty or premium.

          (c) to continue to record revenues, expenses, deductions, depreciation and amortization consistent with past practices;

          (d) to use its best efforts to maintain its present insurance coverages;

          (e) to use its best efforts to (i) preserve its business organization intact, (ii) keep available the services of its present officers and employees, and (iii) preserve the goodwill of its suppliers, customers and others having business relations with it;

          (f) not to initiate any legal proceedings which could have an adverse effect on its relationship with any current or potential supplier, contractor, agent or customer; and

          (g) to use its best efforts to comply in all material respects with all Legal Requirements applicable to the Properties, its other assets, its business, employees, work places and the Facility.

      4.02.    Mutual Covenants.

          (a) The Stockholders and the Company, on the one hand, and the Purchaser, on the other hand, shall not voluntarily commit any act or omission the result of which will cause a breach of any representation, warranty, covenant or agreement of such party under this Agreement.

          (b) The Purchaser and the Stockholders shall each promptly file with the United States Federal Trade Commission and the Antitrust Division of the United States Justice Department the notifications and reports required to be filed pursuant to the HSR Act and shall undertake in good faith to file promptly any supplemental information which may be requested, which notifications and reports and filing of supplemental information will comply in all material respects with the requirements of such act. The Purchaser and the Stockholders shall each furnish to the other such information as either may reasonably request to make such filings.

          (c) The Stockholders and the Company, on the one hand, and the Purchaser, on the other hand, will use their respective best efforts to cause the conditions precedent to Closing of the other party set forth in Article V to be satisfied on or before the date scheduled for Closing under Section 6.02 hereof, insofar as such matters are within the control of such party, and to proceed to Closing.

          (d) As of the date hereof, neither the Stockholders have knowledge, on the one hand, nor does the Purchaser have knowledge, on the other hand, of any actual breaches by the other party under Section 7.01(c) hereof for an amount in excess of the deductible set forth in Section 7.03(b) hereof.

          (e) Between the date hereof and the Closing, the Stockholders shall have the right to supplement the Schedules hereto in writing to reflect any new matter of which they become aware which would have been required to be set forth or described herein. Upon the receipt of such written supplement, the Purchaser shall have a period of five days during which it may object in writing to such supplement and, if the Stockholders do not withdraw such written supplement within 5 days thereafter, the Purchaser may terminate this Agreement pursuant to Section 5.03 within 5 days after the expiration of the withdrawal period.

      4.03. Access. The Stockholders shall, and shall cause the Company to, afford to the officers, attorneys, accountants and other representatives of the Purchaser and/or any subsidiary or other affiliated entity of the Purchaser, full access at all reasonable times to all the books and records of the Company or relating to the Facility (including without limitation the work papers of the Company's outside accountants relating to the Company for the last three (3) years), the Properties and key employees of the Company. The Purchaser's representatives shall have the full opportunity to conduct an examination of the business and affairs of the Company, and to make such further investigations as they shall desire relating to the business and affairs of the Company's business, including but not limited to, environmental inspections and testing. The Purchaser shall be permitted to make extracts from or copies of all of the Company's books and records, and the Stockholders shall furnish the Purchaser with such financial and operating data and other information concerning the business and affairs of the Company as the Purchaser shall from time to time request. Until the expiration of the Four Year Earn-Out Period or the Five Year Earn-Out Period, whichever is applicable, the Purchaser shall cause its Chief Financial Officer to meet with the Stockholders at least once every calendar quarter relating to the financial performance and condition of the Purchaser on
a consolidated basis.   Until the Closing, the provisions of this Section 4.03
shall be subject to the terms and provisions of that certain Confidentiality Agreement executed by the Purchaser in favor of the Company dated August 25, 1998.

      4.04. No Negotiations. Until the Closing or until this Agreement is terminated in accordance with its terms, the Stockholders and the Company shall not, directly or indirectly, entertain, enter into discussions regarding, or provide any information with respect to, any proposed acquisition (other than the acquisition contemplated by this Agreement) of the Shares, any significant portion of the Properties or other assets of the Company, the Facility, or the High Point Property (as hereinafter defined).

      4.05. Expenses. Each party (other than the Company) shall pay its own expenses and costs incurred in connection with the negotiation and consummation of this Agreement and the transactions contemplated herein. All expenses and costs incurred by the Company with respect thereto shall be borne solely by the Stockholders.

      4.06. Publicity. Purchaser and the Stockholders shall consult with each other in issuing any press release or otherwise making public statements with respect to the transactions contemplated hereby. None of the parties hereto shall issue any press release or otherwise make any public statement without the prior written consent of the other parties hereto, except as required by law, which consent shall not be unreasonably withheld or delayed.

      4.07.    Employment Agreements; Non-Competition and Non-Disclosure
Agreements.   At Closing each of MG and RW shall enter into an employment agreement (each the "Employment Agreement") with the Company in the form of EXHIBIT D AND E, respectively, and a non-competition agreement and non-disclosure agreement (each the "Stockholder Non-Competition Agreement") in favor of the Purchaser and its affiliates in the form of EXHIBIT F.

      4.08. Grant of Stock Options. On the day next following the Closing, the Purchaser shall grant to (a) each employee of the Company listed in SCHEDULE 4.08A a performance based option and (b) each employee of the Company listed in
SCHEDULE 4.08B a nonperformance based option, in each case to acquire the number of shares of the common stock of the Purchaser set forth opposite his or her name subject to the employee timely executing an option agreement. The option agreement (each an "Option Agreement") shall in the case of the performance based options be in the form of EXHIBIT G and in the case of the nonperformance based options in the form of EXHIBIT H. The number of shares to be subject to nonperformance based options shall not exceed 40,000 in the aggregate.

      4.09. Key Man Insurance. RW will cooperate fully with the Purchaser in its efforts to purchase key man life insurance on his life, and to that end will submit himself to a physical examination by a physician or other trained medical personnel selected by the proposed insurance company or by the Purchaser's insurance broker or agent.

      4.10. Transfer of Facility; Assumption of IRB; and Related Matters. On or by the Closing (or such later date as may be agreed to by Purchaser), the Stockholders will convey to the Company good, insurable and marketable fee simple title to the land and building portion of the Facility and in consideration thereof (a) the Lessor's Note and the Lease Agreement dated November 18, 1997 shall be cancelled and (b) the principal amount of any indebtedness of the Stockholders to the Company for funds advanced to purchase the land portion of the Facility shall be converted by the Company to an investment in the Facility. The Stockholders expect to obtain the release of their personal guarantees of the letter of credit securing the IRB on or by the Closing Date and the release of any liens on the assets of the Stockholders securing or relating to the IRB. The Purchaser will provide its guaranty of the Company's obligations to SouthTrust to facilitate the foregoing.

      4.11. Transfer of All Commercial Uses to the Name "Mitchell Gold". At Closing, MG, the Company and Rowe Diversified, Inc. ("Diversified"), a Delaware corporation and wholly-owned subsidiary of the Purchaser, as applicable, shall enter into a Termination Agreement and Mutual Release, Trade Name Assignment and Bill of Sale, and License Agreement (the "Name Transfer Documents") in the form attached to EXHIBIT I, hereto providing, among other things, the following:
(a) the termination of the license agreement between MG and the Company relating to the use of the name "Mitchell Gold" without any cost to the Company, the Purchaser or its affiliates; (b) the transfer by MG to Diversified of all commercial and business uses to the name "Mitchell Gold" for furniture products; and (c) the license by Diversified to the Company of the exclusive right to use the "Mitchell Gold" name in its business during the Four Year Earn-Out Period or Five Year Earn-Out Period, whichever is applicable. During the lifetime of MG, the Company, the Purchaser, their affiliates and their respective assigns shall only use the name "Mitchell Gold" relating to the furniture and home furnishings businesses and furniture and home furnishing products and for no other business purposes without the prior written consent of MG. MG may not use the name "Mitchell Gold" for any commercial or business purpose without the prior written consent of Purchaser.

     4.12. Election of MG to the Board of Directors of Purchaser. The Purchaser agrees to cause MG to be elected or appointed as a member of its Board of Directors no later than April 30, 1999.

      4.13. Amendment to High Point Property Lease. At or prior to the Closing, MG, RW and the Company shall enter into an amendment to the existing High Point showroom lease in the form of the First Amendment of Lease Agreement attached hereto as EXHIBIT J.

      4.14. Registration Rights. If during the term of the Convertible Debentures the Purchaser registers shares of its common stock (other than option shares) in a registration statement filed with the SEC, then Purchaser agrees, at no cost to the Stockholders (except for payment of the SEC registration fee applicable to the Conversion Shares), in such registration to register the Conversion Shares which may be issuable to the Stockholders upon conversion of the Convertible Debentures and make any required state law securities filings with respect thereto. In addition, if, by the time the Stockholders collectively exercise their right to receive at least 75% of the Conversion Shares, the Conversion Shares are not then registered, then within 90 days after such occurrence the Purchaser shall cause such Conversion Shares to be registered in a registration statement to be filed by it with the SEC and make any required state law securities filings with respect thereto, at no cost to the Stockholders (except for payment of the SEC registration fee applicable to the Conversion Shares). Any legal and resale costs incurred by the Stockholders shall be borne by them.

                                   ARTICLE V
                             CONDITIONS TO CLOSING

      5.01. Purchaser's Conditions to Closing. Notwithstanding any provision contained herein to the contrary, the obligations of the Purchaser to complete the transactions contemplated by this Agreement and to make its deliveries at Closing are subject to the following conditions:

          (a) Representations, Warranties and Covenants. Each of the representations and warranties made by the Stockholders in this Agreement shall be true, correct and complete in all material respects at the date of Closing with the same force and effect as if made anew as of such date. The Stockholders and the Company shall have performed in all material respects all covenants, agreements and obligations, and observed, performed or satisfied, as the case may be, in all material respects all conditions herein required to be observed, performed or satisfied by them on or prior to the Closing.

          (b) Casualty; Business Interruption.  There shall not have occurred
(i) any damage to, or destruction, loss or theft of, any of the Properties or the Facility involving an uninsured amount in excess of Two Hundred & Fifty Thousand Dollars ($250,000.00) or (ii) any material interruption to the normal and regular conduct of business by the Company not fully covered by insurance subject to any applicable deductibles not exceeding One Hundred Thousand Dollars ($100,000.00) in the aggregate.

          (c) No Challenge to Transaction. No action having been instituted, proposed or threatened by any person before any governmental authority that has not been withdrawn, dismissed with prejudice, rescinded, or otherwise eliminated either (i) to enjoin, restrain or prohibit the performance of this Agreement or
(ii) to obtain material damages against the Purchaser in respect of the execution, delivery or performance of this Agreement.

          (d) Governmental Consents Obtained or Requirements Satisfied. All applicable governmental pre-acquisition filing, information furnishing and waiting period requirements under the HSR Act having been met or such compliance having been waived by the governmental authorities having authority to grant such waivers.

          (e) South Trust Consent. Any consent from South Trust necessary or appropriate relating to the transfer of the Facility to the Company or the continued maintenance of the IRB shall have been obtained.

      5.02. Stockholders' Conditions to Closing. Notwithstanding any provision contained herein to the contrary, the obligations of the Stockholders to complete the transactions contemplated by this Agreement and to make their deliveries at Closing are subject to the following:

          (a) Representations, Warranties and Covenants. Each of the representations and warranties made by the Purchaser in this Agreement shall be true, correct and complete in all material respects on the date of Closing with the same force and effect as if made anew as of such date. The Purchaser shall have performed in all material respects all covenants, agreements, and obligations and observed, performed or satisfied, as the case may be, in all material respects all conditions herein required to be observed, performed or satisfied by it on or prior to the Closing.

          (b) Release of Guaranty Obligations and Liens. The Stockholders shall have been released from all personal liability to third parties in respect of any obligation of the Company, such as bank loans and the IRB, and the Stockholders shall have received a release of all liens and security interests on any of their respective assets securing any obligations of the Company or any obligations of the Stockholders which guarantee or otherwise provide credit support for any obligations of the Company.

          (c) No Challenge to Transaction. No action having been instituted, proposed or threatened by any person before any governmental authority that has not been withdrawn, dismissed with prejudice, rescinded, or otherwise eliminated either (i) to enjoin, restrain or prohibit the performance of this Agreement or
(ii) to obtain material damages against the Company or any of the Stockholders in respect of the execution, delivery or performance of this Agreement.

          (d) Governmental Consents Obtained or Requirements Satisfied. All applicable governmental pre-acquisition filing, information furnishing and waiting period requirements under the HSR Act having been met or such compliance having been waived by the governmental authorities having authority to grant such waivers.

      5.03.    Waiver; Termination.

          (a) By Purchaser. The Purchaser, in its sole discretion, may waive fulfillment of any or all of the conditions set forth in Section 5.01 of this Agreement. In the event that all of the conditions precedent set forth in
Section 5.01 hereinabove are not satisfied or waived in writing by the Purchaser on or before November 30, 1998 or Purchaser timely objects to a disclosure supplement pursuant to Section 4.02(d) that is not timely withdrawn by the Stockholders, the Purchaser may terminate this Agreement ab initio, in which event all parties hereto shall be relieved of any and all liability hereunder, at law or in equity, except as otherwise provided in SECTION 8.02.

          (b) By the Stockholders. The Stockholders, in their sole discretion, may unanimously waive fulfillment of any or all of the conditions set forth in
Section 5.02 of this Agreement. In the event that all of the conditions precedent set forth in Section 5.02 hereinabove are not satisfied or waived in writing by the Stockholders on or before November 30, 1998, the Stockholders may terminate this Agreement ab initio, in which event all parties hereto shall be relieved of any and all liability hereunder, at law or in equity, except as otherwise provided in SECTION 8.02.


                                  ARTICLE VI
                                    CLOSING

      6.01. Place of Closing. The closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of Purchaser's counsel, Silver, Freedman & Taff, L.L.P., 1100 New York Avenue, NW, 7th Floor East, Washington, DC 20005.

      6.02. Closing Date. The parties hereto agree that Closing shall occur at the close of business on October 31, 1998; provided, however, that in the event that all the conditions to Closing set forth in Article V hereinabove shall not have been satisfied or waived by that time, despite the diligent efforts of the parties, then Closing shall occur on such later day and at such time as shall be determined by the mutual agreement of the parties, but in no event later than the close of business on November 30, 1998, time being of the essence.

      6.03. Deliveries at Closing by the Purchaser. At Closing, the Purchaser shall deliver or cause to be delivered, to the Stockholders the following:

          (a) Initial Payment.  The Initial Payment;

          (b) Convertible Debentures. The executed Convertible Debenture to be issued to each Stockholder;

          (c) Stockholder Non-Competition and Employment Agreements. The Stockholder Non-Competition and Employment Agreements for each Stockholder executed by the Purchaser.

          (d) Release Documents. If the closing condition in Section 5.02(b) is satisfied, the Purchaser shall have caused the release documents referred to in
Section 5.02(b) to be delivered to the Stockholders.

          (e) Stock Option Agreements. A Stock Option Agreement (dated as of the day next following the Closing) for each employee listed in SCHEDULE 4.08 A and B for the option shares stated therein executed by the Purchaser.

          (f) Name Transfer Documents. The Name Transfer Documents to which Diversified is a party executed by Diversified;

          (g) Closing Certificate. A certificate executed by a duly authorized officer of the Purchaser certifying that the conditions set forth in Section 5.02(a) have been satisfied; and

          (h) Legal Opinion. The opinion of Silver, Freedman & Taff, L.L.P.; counsel to the Purchaser, in substantially the form of EXHIBIT K hereto.

      6.04. Deliveries at Closing by the Stockholders. At Closing, the Stockholders shall deliver or cause to be delivered, to the Purchaser the following:

          (a) Stock Certificates. Stock certificates representing all of the Shares, together with a separate stock transfer power duly executed by each Stockholder for the transfer of his Shares to the Purchaser and all applicable stock transfer stamps or other appropriate evidence of payment of any applicable stock transfer tax or similar governmental charges;

          (b) Employment Agreements. The Employment Agreement of each Stockholder executed by such Stockholder and the Company;

          (c) Stockholder Non-Competition Agreements. The Stockholder Non-Competition Agreement executed by each Stockholder.

          (d) Name Transfer Documents. The Name Transfer Documents to which MG, RW and/or the Company is a party executed by them;

          (e) Conveyancing and Assumption Instruments Relating to the Facility. Deed and Bill of Sale and other documents necessary, in the opinion of the Purchaser, to convey the Facility to the Company from the Stockholders.

          (f) Closing Certificate. A certificate executed by the Stockholders certifying that the conditions set forth in Sections 5.01(a) and (b) have been satisfied; and

          (g) Legal Opinion. The opinion of Smith Helms Mulliss & Moore, L.L.P.; counsel to the Stockholders and the Company, in substantially the form of EXHIBIT L hereto.

                                  ARTICLE VII
                                INDEMNIFICATION

      7.01. Indemnification by the Stockholders. In the event Closing occurs, the Stockholders shall severally indemnify, defend and hold Purchaser harmless as provided in this Article VII as to any Loss (as hereafter defined) involving any of the following:

          (a) Taxes. Any Taxes (i) for periods ending on or before the Closing, or (ii) that relate to any period or the conduct of business prior to Closing, in each instance, other than Taxes accrued as stated liabilities in the Interim Financial Statements and Taxes accrued in the ordinary course of business since July 31, 1998 relating to the Company's operations after such date and prior to Closing;

          (b) Third-Party Claims. Any and all claims (including claims for penalties and interest), demands, causes of action or proceedings against the Company by parties other than the Purchaser or its affiliates, whether arising before or after the Closing but relating to facts, events or circumstances in existence or occurring on or prior to the Closing, except to the extent reflected, accrued or reserved against in the Annual Financial Statements or Interim Financial Statements, relating to trade payables and similar ordinary and necessary liabilities arising in the ordinary course of business consistent with past practice since the date of the Interim Financial Statements, or relating to facts, events or circumstances disclosed to the Purchaser in Schedules to this Agreement (other than Tax matters); and

          (c) Breaches. Without limiting or being in any manner limited by the foregoing, any breach of any representation, warranty, covenant or agreement made by the Stockholders in this Agreement (but for purposes of this Subsection, disregarding in such representations and warranties (i) materiality qualifiers,
(ii) knowledge qualifiers; and (iii) limitations to acts or omissions or facts or circumstances after a specified date, and further disregarding any waivers of the conditions precedent to Closing under Sections 5.01(a) and 5.02(a) hereof). "Loss" means one hundred percent (100%) of any liability, loss, cost, damage, expense or payment, including in the case of Third Party Claims, related attorneys', accountants' and other professional advisors' fees and expenses.

      7.02. Indemnification By Purchaser. If the Closing occurs, then Purchaser shall indemnify, defend and hold the Stockholders harmless as provided in this Article VII as to any Loss involving any breach of a representation, warranty, covenant or agreement made by Purchaser.

      7.03     Certain Limitations.  Notwithstanding the foregoing:

          (a) Time Limitations. The Stockholders shall have no liability for indemnification unless the Purchaser gives written notice of such claim pursuant to Section 7.04(a)
within two years after the Closing; provided that (i) with respect to claims for
                                    -------- ----
indemnification for breach of the representations and warranties contained in
Section 2.01 (Power and Authority), Section 2.03 (Capitalization), 2.04 (Title to Shares) and 2.12 (Taxes) and performance of Section 4.10 (Transfer of Facility) and Section 4.11 (Name Transfer and Restrictions), such written notice must be given pursuant to Section 7.04(a) within thirty days after the expiration of the applicable statute of limitations (including extensions of it) and (ii) with respect to Third Party Claims described in Section 7.01(b), such written notice must be given pursuant to Section 7.04(a) by the Purchaser within five years after the Closing. Claims for indemnification by the Stockholders against the Purchaser must be made within thirty days after the expiration of the applicable statute of limitations (including extensions of it).

          (b) Deductible. Each Stockholder shall be required to indemnify the Purchaser unless and only to the extent that the aggregate amount of the indemnification claims against each Stockholder exceeds $100,000; provided,
                                                                  --------
however, that the foregoing limitation shall not apply to: (i) any Loss with
-------
respect to, as a result of, or involving a breach of, a representation or warranty in Section 2.01 through and including 2.04 [status of the Company and title to Shares], Section 2.12 [Taxes], Section 4.10 [Transfer of Facility] or
Section 4.11 [Name Transfer and Restrictions] or (ii) any Loss for which the Purchaser is indemnified pursuant to Section 7.01(a); and provided, further,
                                                          --------  -------
that for purposes of the foregoing limitation, the matters described in clauses
(i) and (ii) in the preceding sentence shall not be taken into account in determining whether Losses exceed $100,000 in the aggregate.

          (c) Maximum Liability of Each Stockholder. Except as provided below, the maximum aggregate liability of each Stockholder individually for indemnification shall be limited to $1,000,000 (the "Maximum Liability"); provided that, in the event the Interim Earn-Out Amount is earned or any of the Long-Term Earn-Out Amount is earned, the Maximum Liability of each Stockholder shall be increased one dollar for each one dollar actually earned by each Stockholder as an Interim Earn-Out Amount or Long-Term Earn-Out Amount up to an additional $1,500,000, such that the Maximum Liability of each Stockholder in such event shall not exceed $2,500,000. The foregoing limitation on liability shall not apply to matters (i) which (x) either of the Stockholders had knowledge prior to the Closing, and (y) were not disclosed in the Schedules to this Agreement, or (ii) described in Sections 2.01, 2.03, 2.04, 2.12, 4.10 and
4.11 (as to M.G. only with respect to Section 4.11); provided in no event shall the maximum aggregate liability of a Stockholder exceed the amount received or to be received by a Stockholder under this Agreement. Purchaser acknowledges and agrees that the indemnification accorded to Purchaser hereof is the sole remedy available to Purchaser against the Stockholders for any claim after Closing arising out of this Agreement and the transactions contemplated hereby and that, except as provided in the immediately preceding sentence, no Stockholder shall have any monetary liability in excess of the Maximum Liability.

          (d) Recoveries. The amount of any Loss suffered by a party under this Agreement shall be reduced by the amount, if any, of the recovery or benefit (net of reasonable expenses incurred in obtaining such recovery or benefit) the party seeking indemnification under this Agreement (the "Indemnified Party") shall have received or otherwise enjoyed with respect thereto from any other person (including any recovery under any insurance policies paid for by

Company prior to the Closing); and if such a recovery or benefit is received or enjoyed by an Indemnified Party after it receives payment or other credit under this Agreement with respect to a Loss, then a refund equal in the aggregate amount of the recovery, net of reasonable expenses and Taxes or other costs incurred in obtaining recovery, shall be made promptly to the party from whom indemnification is sought (the "Indemnifying Party").

      7.04. Procedures for Claims and Satisfaction. All claims for indemnification under this Article VII shall be resolved in accordance with the following procedures (and notices pursuant to the following to be given to or by the Stockholders shall be given to or by the Stockholders' Agent):

          (a) Notice of Facts Forming Basis for Claim. Notice must be given of facts that are the basis of an indemnification claim under this Article VII by the Indemnified Party to the Indemnifying Party of the facts the Indemnified Party thinks are the basis for such indemnification promptly and in any event before the expiration of the applicable time period specified in Section 7.03(a).

          (b) Right to Contest Third Party Claims. If a claim or demand for indemnification is based upon an asserted liability or obligation to a person not a party to this Agreement (a "Third Party Claim"), then (and without limiting the obligations under 7.04(a)) the Indemnified Party shall give prompt written notice of any such claim to the Indemnifying Party. The Indemnifying Party may defend such claims or actions with counsel chosen and paid by it by giving written notice (the "Election to Defend") to the Indemnified Party within thirty (30) days after the date such notice of a Third Party Claim is deemed received; provided, however, that the Indemnifying Party may not settle such
          --------  -------
claims or actions without the consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; and provided, further, that if
                                                   --------  -------
the Indemnifying Party submits to the Indemnified Party a bona fide settlement offer from the third party claimant of any Third Party Claim (which settlement offer shall include as an unconditional term of it the release by the claimant or the plaintiff to the Indemnified Party from all liability in respect of such claim) and the Indemnified Party refuses to consent to such settlement, then thereafter the Indemnifying Party's liability to the Indemnified Party with respect to such third party claim shall not exceed the settlement amount included in such bona fide settlement offer, and the Indemnified Party shall either assume the defense of such third party claim or pay the Indemnifying Party's attorney's fees and other out-of-pocket costs incurred thereafter in continuing the defense of such Third Party Claim. Notwithstanding anything to the contrary in this Article VII, a failure to provide any required notice required under this subparagraph (b) shall not prejudice any right to indemnification under this Agreement except to the extent that the Indemnifying Party is prejudiced by such failure. If the Indemnifying Party does not duly and timely give the Election to Defend as provided above, then it shall be deemed to have irrevocably waived its right to defend or settle such claims, but it shall have the right, at its expense, to attend, but not otherwise participate in, proceedings with such third parties; and if the Indemnifying Party does duly give the Election to Defend, then the Indemnified Party shall have the right at its expense, to attend, but not otherwise participate in, such proceedings.

          (c) Notice of Fixed or Determined Loss. When a Loss as to which a notice has been timely given in accordance with Section 7.04(a) is paid or is otherwise fixed or determined, then the Indemnified Party shall give the Indemnifying Party notice of such Loss, in reasonable detail and specifying the amount of such Loss and the Sections upon which the claim for indemnification for such Loss is based (which notice shall be in addition to the notice required under Section 7.04(a), but the notices under this Section 7.04(c) and under
Section 7.04(a) may be given simultaneously and in a single instrument when appropriate and in compliance with both provisions). If the Indemnifying Party desires to dispute such claim, it shall, within thirty (30) days after receipt of notice of the claim of Loss against it pursuant to this Section, give counter-notice, setting forth the basis for disputing such claim, to the Indemnified Party. If no such counter-notice is given within such thirty-day period or if the Indemnifying Party acknowledges liability for indemnification, then such Loss shall be promptly satisfied as provided in Section 7.04(e). If, within thirty (30) days after the receipt of counter-notice by the Indemnified Party, the parties shall not have reached agreement as to the claim in question (during which time the parties shall negotiate in good faith to resolve the dispute), then the claim for indemnification shall be submitted to and settled by mediation and arbitration in the same manner as provided in Section 1.05(b).

          (d) Indemnification Offset. Notwithstanding anything contained in this Article VII to the contrary, if at the time Purchaser is required to make any payment of the Interim Earn-Out Amount or the Long Term Earn-Out Amount pursuant to this Agreement, and at such time Purchaser has given notice pursuant to Section 7.04(a) of one or more claims against the Stockholders and such claim(s) remain unresolved at such time, then the amount of such unresolved claim(s) (based upon a reasonable good faith estimate of the Losses made by the Purchaser's Chief Financial Officer) may be segregated from the payment of the Interim Earn-Out Amount or the Long Term Earn-Out Amount, whichever is applicable (the "Indemnification Offset") and shall be deposited in escrow with a national or state bank having a trust department located in Virginia to be held in escrow pending resolution of the disposition of such amount. During any period an Indemnification Offset is held in escrow, it shall be invested in certificates of deposit or money market accounts of such bank. If Indemnification Offset has been exercised, then (i) to the extent such claims are resolved in favor of the Purchaser the amount thereof plus escrow earnings shall be retained by the Purchaser and the Purchaser shall not be entitled to seek duplication of payment therefor under Section 7.04(e)(i) and (ii) to the extent such claims are resolved in favor of the Stockholders the amount thereof plus escrow earnings shall be promptly paid by the Purchaser to the Stockholders in accordance with their respective Ownership Percentage unless otherwise credited pursuant to Section 7.04(e)(i).

          (e) Satisfaction of Indemnification Obligations. Subject to the limitation and procedures set forth above, claims for indemnified Losses shall be satisfied as follows:

               (i) By the Stockholders. The Stockholders' liability for such indemnification shall be satisfied by paying the amount of such liability to Purchaser, or at the election of the Purchaser, credited by it against any amounts owed by the Purchaser to the Stockholders pursuant to this Agreement or, at the election of any Stockholder, by directing offset by the Purchaser under the Convertible Debenture of such Stockholder.

               (ii) By the Purchaser. The Purchaser shall satisfy its liability for indemnification Losses by paying the amount of such liability to the Stockholders in proportion to their respective Ownership Percentage.

Payments pursuant to the foregoing shall be by wire transfer or by check, as the recipient may direct; provided, however, that in the absence of directions
                      --------  -------
within a reasonable period of time, payment may be made by check. For tax reporting, all indemnification payments made by a Stockholder shall be deemed a reduction in purchase price received by such Stockholder.

      7.05. Certain Rules. The indemnification obligations in this Article VII, although stated in terms of the parties, shall be for the benefit of the parties, their successors and in the case of the Purchaser, its permitted assigns.


                                  ARTICLE VIII
                        REMEDIES; EFFECT OF TERMINATION

      8.01. Specific Performance and Other Remedies. The parties acknowledge that their respective rights to consummate the transactions contemplated hereby are special, unique and of extraordinary character. Each party agrees, therefore, that if he or it violates or fails and/or refuses to perform any covenant or agreement made by him or it herein, the other party or parties may, in addition to any remedies at law for damages or other relief, institute and prosecute an action to enforce specific performance of such covenant or agreement or seek any other equitable relief.

      8.02. Effect of Termination. Upon the termination of this Agreement as provided in Section 5.03, no party shall have any further obligation to any other party, except that: (a) no termination shall prejudice any claim any party may have under this Agreement that arises from the willful or material breach of this Agreement by the other party or parties and (b) termination of this Agreement shall not terminate or otherwise affect the rights and obligations set forth in the last sentence of Section 4.03 and Section 4.05, which shall survive termination as independent obligations.

                                   ARTICLE IX
                               GENERAL PROVISIONS

      9.01. Survival. All representations and warranties of the parties shall survive the Closing for purposes of being true, correct and complete on the date of this Agreement and as of the date of Closing. All covenants and agreements of the parties which are to be performed on or prior to the date of Closing shall survive the Closing for purposes of being satisfied as of the date of Closing. All provisions relating to indemnification shall survive the Closing in accordance with the provisions of Article VII. All covenants and agreements of the parties which are contemplated by the terms of this Agreement to be performed after the Closing shall survive the Closing.

      9.02 Notices. All notices, requests, demands and other communications between or among the parties shall be in writing and shall be deemed to have been duly given if (a) personally delivered and a receipt obtained therefor, (b) mailed by certified or registered mail, postage prepaid, return receipt requested, (c) by overnight courier, or (d) transmitted by fax (but only if the sending fax machine produces a confirmation that the fax machine to which the notice was sent received the fax), to the parties at the following addresses or fax numbers (or such other addresses or fax numbers which shall be given in writing by any party to the others):

If to Purchaser:           Rowe Furniture Corporation
---------------            1650 Tysons Boulevard, Suite 710
                           McLean, Virginia 22102
                           Attention: Gerald M. Birnbach,
                           Chairman and President Fax #: (703) 847-8686

with a copy (which shall not constitute notice) to:

                           Silver, Freedman & Taff, L.L.P.
                           1100 New York Ave., N.W., Suite 700 East
                           Washington, D. C. 20005
                           Attention: Sidney J. Silver, Esquire
                           Fax #: (202) 682-0354

If to the Stockholders:    Mitchell S. Gold and Robert T. Williams, Jr.
----------------------     c/o The Mitchell Gold Co.
                           Post Office Box 819
                           State Road 1608
                           Taylorsville, North Carolina 28681
                           Fax #: (704) 635-0613

If to the Stockholders' Agent:      Mitchell S. Gold
-----------------------------       Stockholders' Agent
                                    c/o The Mitchell Gold Co.
                                    Post Office Box 819
                                    State Road 1608
                                    Taylorsville, North Carolina 28681
                                    Fax #: (704) 635-0613

with a copy in the case of a notice to the Stockholders or the Stockholder's Agent (which shall not constitute notice) to:
                                    J. Richard Hazlett, Esquire
                                    Smith Helms Mulliss & Moore, L.L.P.
                                    201 North Tryon Street
                                    P.O. Box 31247
                                    Charlotte, NC 28231
                                    Fax #: (704) 334-8467

      9.03. Burden and Benefit; Final Agreement. This Agreement together with the Exhibits and Schedules hereto and the deliveries to be made pursuant hereto represent the final and complete contract of the parties hereto concerning the subject matter hereof and supersedes any prior agreements among the parties or between any of them of which in any way relates to the subject matter of this Agreement. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and in the case of the Purchaser, its permitted assigns. No party shall assign any of its respective rights or obligations hereunder (other than to its or his successor by operation of law) without the prior written consent of the other parties, which consent may be withheld in the sole discretion of the party from whom consent is requested. Notwithstanding the foregoing, upon prior written notice to Stockholders, the Purchaser may assign any or all of its rights (but not duties) hereunder to any of its subsidiaries or affiliates, but no such assignment shall release Purchaser from its obligations hereunder.

      9.04. Modification and Waiver. No alterations or variations of the terms and provisions of this Agreement shall be valid unless made in writing and signed by all of the parties hereto or in the case of Purchaser, its permitted assigns. No failure or delay by a party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

      9.05. Governing Law; Forum. This Agreement shall be construed and governed by the laws of the Commonwealth of Virginia without regard to its conflict of law rules. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability will not affect the validity or enforceability of the other provisions of this Agreement, the other provisions of this Agreement shall be enforced as fully as possible, and the unenforceable provision shall be deemed modified to the limited extent required to permit its enforcement in a manner most closely approximating the intention of the parties as expressed herein.

      9.06. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

      9.07 Exhibits and Schedules. All Exhibits, Schedules, certificates and other instruments referred to in this Agreement are incorporated herein by reference.

      9.08. Article and Section Headings. Article and Section headings inserted in this Agreement are for convenience only and shall not be deemed to have any legal effect whatsoever in the interpretation of this Agreement.

      9.09. Execution of Additional Documents. The parties hereto agree that they will promptly take such further action and execute, prior to or after the Closing, any and all further documents and instruments necessary and/or appropriate to carry out the terms and provisions of this Agreement.

      9.10. Knowledge. For purposes of this Agreement, the phrases "to the Stockholders' knowledge" or "knowledge of the Stockholders" or "knowledge of a Stockholder" and variations of them shall refer to all matters actually known by the Stockholders or either of them prior to Closing or as of a date specified in this Agreement. For purposes of this Agreement, the phrase "to the Purchaser's knowledge" and variations thereof shall refer to all matters actually known by the Chairman and Chief Executive Officer and Chief Financial Officer of the Purchaser or either of them prior to Closing or as of a date specified in this Agreement.

           [The remainder of this page is intentionally left blank]

     IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date and year first above written.

                                            ROWE FURNITURE CORPORATION
Attest:

/s/ Arthur H. Dunkin                        By: /s/ Gerald M. Birnbach
------------------------------                 ----------------------------
Arthur H. Dunkin,                              Gerald M. Birnbach, Chairman
Secretary-Treasurer

                                            THE MITCHELL GOLD CO.



                                            By: /s/ Mitchell S. Gold
                                               ----------------------------
                                               Mitchell S. Gold, President

                                            STOCKHOLDERS:

Witness:




                                            /s/ Mitchell S. Gold
------------------------------              -------------------------------
                                            Mitchell S. Gold, individually
                                                and as Stockholders' Agent


                                            /s/ Robert T. Williams, Jr.
------------------------------              -------------------------------
                                            Robert T. Williams, Jr.

                                                                  EXHIBIT C TO
                                                                  STOCK PURCHASE
                                                                  AGREEMENT
                                                              (Schedule 1.03(c))


     This Exhibit C sets forth the definition of Annual Taxable Income as set forth in (S)1.03(b) and (c) of the Stock Purchase Agreement (the "Agreement"). Capitalized terms not defined herein shall have the meaning assigned to term in the Agreement.

1.   Definition of Annual Taxable Income.  " Annual Taxable Income" means the
     -----------------------------------
     Company's net income for financial reporting purposes during any applicable twelve month period calculated on separate company, stand alone basis as if the Company was not part of Purchaser's consolidated group before (a) federal and state income taxes or payments in lieu thereof and (b) amortization, depreciation and any other deductions arising under push down accounting solely from the acquisition of the Company by Purchaser, all as determined in accordance with generally accepted accounting principles applied on a consistent basis with the methodology and principles utilized by Purchaser in the preparation of its financial statements. In arriving at the calculation of Annual Taxable Income, the following shall be taken into account in the manner described herein notwithstanding that such items would be treated differently under generally accepted accounting principles: (i) any buildings and other improvements that would otherwise be depreciated over a life in excess of 25 years shall be depreciated on a straight line basis over a 25 year period without any residual value, (ii) any equipment that would otherwise be depreciated over a life in excess of 10 years shall be depreciated on straight line basis over 10 years without any residual value, and (iii) so long as no lease payments are made by the Company to the Stockholders, as lessors of the Facility, the pre-occupancy interest receivable outstanding at the time of the transfer of the Facility to the Company on the financial books and records of the Company due from Stockholders, as lessors shall be converted to capitalized interest and expensed on a straight line basis over 20 years. The following items shall not be taken into account in the calculation of Annual Taxable Income notwithstanding that such items would otherwise be treated differently under generally accepted accounting principles:


     a. any income or revenues of the Company from activities other than the sale of goods to retail customers, Purchaser, its affiliates or directly to consumers in the regular and ordinary course of business;

     b. extraordinary items, net of insurance recoveries, as defined by generally accepted accounting principles;

     c. any income or expenses attributable to the establishment or adjustment of any reserves which would have been recorded by the Company as of April 30, 1998 had the Company utilized in the preparation of its financial statements as of April 30, 1998 the methodology and principles utilized by the Purchaser; and

     d. any charge for services provided by Purchaser or any affiliate (including those characterized or charged as overhead, similar corporate support charges, trade name license fees or like fees or charges);

        provided, however, that the foregoing shall not restrict Purchaser or
        --------  -------
        any of its affiliates from charging the Company for costs directly related to the Company's business that are actually borne by Purchaser or any of its affiliates or services actually provided to the Company by Purchaser or its affiliates.

2.   Effect of Certain Events
     ------------------------

     a. Sale of the Company.  If Purchaser, one of  its affiliates or a
        -------------------
        successor in interest ceases to own at least 50% of the Company's outstanding stock after the Closing but before the expiration of the Four Year Earn-Out Period or the Five Year Earn-Out Period, whichever is applicable (whether in a single transaction or in multiple transactions and whether by stock sale, merger, share exchange or other transaction); or if the Company has issued stock in a public offering after the Closing but before the expiration of the Four Year Earn-Out Period or the Five Year Earn-Out Period, whichever is applicable, then 80% of the Maximum Amount shall be deemed to be earned and such amount shall be immediately due and payable. In such event the remaining 20% of the Maximum Amount or a portion thereof may still be earned if the requirements for earning such additional amount(s) (i.e., above 80%) are satisfied under the Agreement.

     b. Acquisition of Another Business.  If the Company acquires another
        -------------------------------
        business after the Closing but prior to the expiration of the Four Year Earn-Out Period or the Five Year Earn-Out Period, whichever is applicable, then Adjusted Earnings will thereafter be computed as though no such acquisition had occurred.

3.   Obligations of Purchaser and Miscellaneous.  After the Closing  through the
     ------------------------------------------
     Four Year Earn-Out Period or the Five Year Earn-Out Period, whichever is applicable, Purchaser shall:

     a. maintain and operate the Company autonomously, as a separate legal entity with its own management (with MG being the most senior officer responsible for day to day management and operations unless he ceases employment), financial statements, and board of directors (including the Stockholders while they are employed by the Company), subject to customary parent oversight;

     b. provide or cause to be provided a working capital loan to the Company immediately following the Closing at Purchaser's commercial bank borrowing rate, as adjusted from time to time, to replace the Company's factoring relationship, existing line of credit and two other loans to the Bank of Granite earmarked for refinancing under Schedule 2.16 to the Agreement; and to provide or cause to be provided thereafter additional working loans to finance the growth of customer receivables and a portion (based on asset backed lending standards) of the growth in inventory of the Company at Purchaser's commercial bank borrowing rate, as adjusted from time to time. Any funds provided to the Company by Purchaser or its affiliates shall not be deemed a capital contribution or an equity investment, but rather shall be deemed to be a loan at Purchaser's commercial bank borrowing rate. Interest on all funds provided by the Purchaser or its affiliates to the Company shall be paid monthly. Any expenses borne by the Purchaser or its affiliates on behalf of the Company, including but not limited to, income tax payments and tax sharing obligations shall be paid by the Company upon demand; and

     c. use its reasonable efforts in good faith to work with the Company to permit the Company to realize the cost and expense synergies reasonably expected to accrue from the completion of the acquisition of the Company by Purchaser, provided nothing herein shall be construed to require Purchaser or its affiliates to provide products or services at a discount; and not take any action intended to minimize the Interim Earn-Out or Long-Term Earn-Out.

                                       3